UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Builders FirstSource, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Builders FirstSource, Inc.
2001 Bryan Street, Suite 1600, Dallas, Texas 75201

To our Stockholders,

You are cordially invited to attend the annual meeting of stockholders of Builders FirstSource, Inc., which will take place at the Marriott East Side Hotel, 525 Lexington Avenue, New York, New York 10017 on Thursday, May 22, 2008, at 9:00 a.m., local time. Details of the business to be conducted at the annual meeting are given in the Official Notice of Annual Meeting of Stockholders, Proxy Statement, and form of proxy enclosed with this letter.

Even if you intend to join us in person, we encourage you to vote in advance so that we will know that we have a quorum of stockholders for the meeting. When you vote in advance, please indicate your intention to personally attend the annual meeting. Please see the Question and Answer section on Page 3 of the enclosed Proxy Statement for instructions on how to obtain an admission ticket if you plan to personally attend the annual meeting.

Whether or not you are able to personally attend the annual meeting, it is important that your shares be represented and voted. Your prompt vote over the internet, by telephone via toll-free number, or by written proxy will save the Corporation the expense and extra work of additional proxy solicitation. Voting by any of these methods at your earliest convenience will ensure your representation at the annual meeting if you choose not to attend in person. If you decide to attend the annual meeting, you will be able to vote in person, even if you have previously submitted your proxy. Please review the instructions on the proxy card or the information forwarded by your bank, broker, or other stockholder of record concerning each of these voting options.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of Builders FirstSource, Inc.

Paul S. Levy
Chairman of the Board

April 9, 2008

Builders FirstSource, Inc.
2001 Bryan Street, Suite 1600, Dallas, Texas 75201

Official Notice of Annual Meeting of Stockholders

To our Stockholders:

The annual meeting of stockholders of Builders FirstSource, Inc. will take place at the Marriott East Side Hotel, 525 Lexington Avenue, New York, New York 10017 on Thursday, May 22, 2008, at 9:00 a.m., local time, for the purpose of considering and acting upon the following:

(1) The election of directors;

(2) The approval of a proposed exchange of out-of-the-money stock options for new stock options with an exercise price set at the market price at the close of the exchange offer;

(3) The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year 2008; and

(4) Any other business that may properly be brought before the annual meeting or any adjournment thereof.

Only stockholders of record at the close of business on March 31, 2008 will be entitled to vote at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on May 22, 2008: the Proxy Statement and the 2007 Annual Report to Stockholders are available at www.bldr.com.

By Order of the Board of Directors,

Donald F. McAleenan
Corporate Secretary

April 9, 2008

IMPORTANT:

If you plan to attend the annual meeting you must have an admission ticket or other proof of share ownership as of the record date. Please see the Question and Answer section on Page 3 of this Proxy Statement for instructions on how to obtain an admission ticket. Please note that the doors to the annual meeting will open at 8:00 a.m. and will close promptly at 9:00 a.m. Whether or not you expect to personally attend, we urge you to vote your shares at your earliest convenience to ensure the presence of a quorum at the meeting. Promptly voting your shares via the internet, by telephone via toll-free number, or by signing, dating, and returning the enclosed proxy card will save us the expense and extra work of additional solicitation. Enclosed is an addressed, postage-paid envelope for those voting by mail in the United States. Because your proxy is revocable at your option, submitting your proxy now will not prevent you from voting your shares at the meeting if you desire to do so. Please refer to the voting instructions included on your proxy card or the voting instructions forwarded by your bank, broker, or other stockholder of record.

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Builders FirstSource, Inc.
2001 Bryan Street, Suite 1600, Dallas, Texas 75201

Proxy Statement

Annual Meeting of Stockholders
May 22, 2008

This Proxy Statement is being furnished by Builders FirstSource, Inc. (the “Corporation” or “Builders FirstSource”) in connection with a solicitation of proxies by its Board of Directors (the “Board of Directors” or the “Board”) to be voted at the annual meeting of the Corporation’s stockholders to be held on May 22, 2008 (the “annual meeting” or “meeting”). Whether or not you personally attend, it is important that your shares be represented and voted at the annual meeting. Most stockholders have a choice of voting over the internet, by using a toll-free telephone number, or by completing a proxy card and mailing it in the postage-paid envelope provided. Check your proxy card or the information forwarded by your bank, broker, or other stockholder of record to determine which voting options are available to you. Please be aware that if you vote over the internet, you may incur costs, such as telecommunication and internet access charges, for which you will be responsible. The internet voting and telephone voting facilities for stockholders of record will be available until 11:59 p.m. eastern daylight time on May 21, 2008. This Proxy Statement and the accompanying proxy card were first mailed on or about April 9, 2008.

SOLICITATION AND RATIFICATION OF PROXIES

If the enclosed form of proxy card is signed and returned, it will be voted as specified on the proxy card, or, if no vote is specified, it will be voted FOR all nominees presented in Proposal 1 and FOR the proposals set forth in Proposal 2 and Proposal 3. If any matters not specifically set forth on the proxy card and in this Proxy Statement properly come to a vote at the meeting, the members of the Proxy Committee, comprised of Charles L. Horn and Donald F. McAleenan, will vote regarding those matters in accordance with their best judgments. At any time before it is exercised, you may revoke your proxy by timely delivery of written notice to the Corporate Secretary, by timely delivery of a properly executed, later-dated proxy (including an internet or telephone vote), or by voting via ballot at the annual meeting. Voting in advance of the annual meeting will not limit your right to vote at the annual meeting if you decide to attend in person. If you are a beneficial owner, but your shares are registered in the name of a bank, broker, or other stockholder of record, the voting instructions form mailed to you with this Proxy Statement may not be used to vote in person at the annual meeting. Instead, to be able to vote in person at the annual meeting you must obtain, from the stockholder of record, a proxy in your name and present it at the meeting. See “Questions and Answers about the Meeting and Voting” in this Proxy Statement for an explanation of the term “stockholder of record.”

The proxy accompanying this Proxy Statement is being solicited by the Board of Directors. The Corporation will bear the entire cost of this solicitation, including the preparation, assembly, printing, and mailing of this Proxy Statement, the proxy, and any additional information furnished to stockholders. In addition to using the mail, proxies may be solicited by directors, executive officers, and other employees of Builders FirstSource or its subsidiaries, in person or by telephone. No additional compensation will be paid to directors, executive officers, or other employees for their services in this regard. Builders FirstSource will also request banks, brokers, and other stockholders of record to forward proxy materials, at the Corporation’s expense, to the beneficial owners of the Corporation’s shares. The Corporation has retained Mellon Investor Services LLC to aid in this solicitation at an estimated fee of approximately $8,000, plus normal expenses of approximately $1,500.

OUTSTANDING STOCK AND VOTING PROCEDURES

Outstanding Stock

The stockholders of record of Builders FirstSource, Inc. Common Stock (“Common Stock”) at the close of business on March 31, 2008 will be entitled to vote in person or by proxy at the annual meeting. At that time, the Corporation had 36,038,344 outstanding shares of its Common Stock. Each stockholder will be entitled to one vote in person or by proxy for each share of Common Stock held. A quorum for the transaction of business shall be constituted by the presence at the annual meeting, in person or by proxy, of a majority of the outstanding shares of Common Stock entitled to vote. All shares for which proxies or voting instructions are returned are counted as present for purposes of determining the existence of a quorum at the annual meeting.

Voting Procedures

Votes cast by proxy or in person at the meeting will be tabulated by representatives from Broadridge Financial Solutions, Inc., which has been appointed the Inspector of Election. In addition, the following voting procedures will be in effect for each proposal described in this Proxy Statement:

Proposal 1.  Nominees for available director positions of Builders FirstSource are elected by a plurality of the votes cast at the annual meeting. Abstentions from voting will have no effect on the outcome of such vote because elections of directors are determined on the basis of votes cast and abstentions are not counted as votes cast. Please see page 5.

Proposal 2.  Approval of the proposed exchange of outstanding stock options issued under the Corporation’s stock plans having an exercise price equal to or greater than $17.90 per share for new options for the same number of shares with new vesting requirements and an exercise price set at the market price on the date of grant (which will be at the close of the exchange offer) (the “Exchange Offer”) requires the affirmative vote of a majority of the shares represented and entitled to vote at the annual meeting. If you return your proxy card, but abstain from voting on the proposal, your abstention will have the same practical effect as a vote against the proposal. Please see page 35.

Proposal 3.  Ratification of the appointment of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm requires the affirmative vote of a majority of the shares represented and entitled to vote at the annual meeting. If you return your proxy card, but abstain from voting on the proposal, your abstention will have the same practical effect as a vote against the proposal. Please see page 39.

If any other matters properly come before the meeting that are not specifically set forth on the proxy card and in this Proxy Statement, such matters shall be decided by the affirmative vote of a majority of the shares represented and entitled to vote at the annual meeting on the matter so proposed, unless otherwise provided in the Corporation’s Amended and Restated Certificate of Incorporation or Amended and Restated By-laws (the “By-laws”) or the Delaware General Corporation Law. None of the members of our Board have informed the Corporation in writing that they intend to oppose any action intended to be taken by the Corporation.

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THE DELIVERY OF THIS PROXY STATEMENT SHALL, UNDER NO CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE CORPORATION SINCE THE DATE OF THIS PROXY STATEMENT.

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

1.	What is a proxy?

A proxy is your legal designation of another person, called a proxy holder, to vote the shares that you own. If you designate someone as your proxy holder in a written document, that document is called a proxy. We have designated Charles L. Horn, our Senior Vice President and Chief Financial Officer, and Donald F. McAleenan, our Senior Vice President and General Counsel, to act as proxy holders at the annual meeting as to all shares for which proxies are returned or voting instructions are provided by internet or telephone.

2.	What is a proxy statement?

A proxy statement is a document that the Securities and Exchange Commission (“SEC”) regulations require us to give you when we ask you to sign a proxy card designating the proxy holders described above to vote on your behalf.

3.	What is the difference between a stockholder of record and a stockholder who holds stock in street name, also called a “beneficial owner?”

If your shares are registered in your name at our transfer agent, The LaSalle Bank, you are a stockholder of record.

If your shares are registered at The LaSalle Bank in the name of a broker, bank, trustee, nominee, or other similar stockholder of record on your behalf, your shares are held in street name and you are the beneficial owner of the shares.

4.	How do you obtain an admission ticket to personally attend the annual meeting?

Stockholders of Record.  Your admission ticket is attached to your proxy card. You will need to bring it with you to the meeting.

Street Name Holders.  You will need to ask your broker or bank for an admission ticket in the form of a legal proxy, and you will need to bring the legal proxy with you to the meeting. If you do not receive the legal proxy in time, bring your most recent brokerage statement with you to the meeting. We can use that to verify your ownership of Common Stock and admit you to the meeting. However, you will not be able to vote your shares at the meeting without a legal proxy. Please note that if you own shares in street name, and you are issued a legal proxy, any previously executed proxy will be revoked, and your vote will not be counted unless you appear at the meeting and vote in person.

Please note that whether you are a stockholder of record or street name holder, you will also need to bring a government-issued photo identification card to gain admission to the annual meeting.

5.	What different methods can you use to vote?

By Written Proxy.  All stockholders may vote by mailing the written proxy card.

By Telephone and Internet Proxy.  All stockholders of record may also vote by telephone from the U.S., using the toll-free telephone number on the proxy card, or by the internet, using the procedures and instructions described on the proxy card and other enclosures. Street name holders may vote by telephone or the internet if their bank, broker, or other stockholder of record makes those methods available. If that is the case, the bank, broker, or other stockholder of record will enclose the instructions with the Proxy Statement. The telephone and internet voting procedures, including the use of control numbers, are designed to authenticate stockholders’ identities, allow stockholders to vote their shares, and confirm that their instructions have been properly recorded.

In Person.  All stockholders may vote in person at the meeting (unless they are street name holders without a legal proxy, as described in question 4).

6.	What is the record date and what does it mean?

The record date for the annual meeting is March 31, 2008. The record date is established by the Board of Directors as required by Delaware law. Stockholders of record at the close of business on the record date are entitled to receive notice of the annual meeting and to vote their shares at the meeting.

7.	What are your voting choices for director nominees, and what vote is needed to elect directors?

For the vote on the election of the Class III director nominees to serve until the 2011 annual meeting, stockholders may:

•	vote in favor of all nominees,

•	vote to withhold votes from all nominees, or

•	vote to withhold votes as to specific nominees.

Directors will be elected by a plurality of the votes cast in person or by proxy at the annual meeting. Accordingly, abstentions will have no effect on Proposal 1. The Board recommends a vote “FOR” each of the director nominees.

8.	What is a plurality of the votes?

In order to be elected, a director nominee does not have to receive votes in favor from a majority of the votes cast for directors. Instead, the four nominees elected will be those who receive the most affirmative votes of all the votes cast on Proposal 1 in person or by proxy at the meeting.

9.	What are your voting choices on the proposal to approve the Exchange Offer, and what vote is needed for the approval?

For the vote on the proposal to approve the Exchange Offer, stockholders may:

•	vote in favor of the proposal,

•	vote against the proposal, or

•	abstain from voting on the proposal.

The proposal to approve the Exchange Offer will require the affirmative vote of a majority of the shares represented and entitled to vote at the annual meeting. Accordingly, abstentions will have the effect of a vote “against” Proposal 2. The Board recommends a vote “FOR” Proposal 2.

10.  What are your voting choices on the ratification of the appointment of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm, and what vote is needed to ratify their appointment?

In the vote on the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, stockholders may:

•	vote in favor of the ratification,

•	vote against the ratification, or

•	abstain from voting on the ratification.

The proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm will require the affirmative vote of a majority of the shares represented and entitled to vote at the annual meeting. Accordingly, abstentions will have the effect of a vote “against” Proposal 3. The Board recommends a vote “FOR” Proposal 3.

11.	What if a stockholder does not specify a choice for a matter when returning a proxy?

Stockholders should specify their choice for each proposal described on the enclosed proxy. However, proxies that are signed and returned will be voted “FOR” proposals described in this Proxy Statement for which no specific instructions are given.

12.	How are broker non-votes counted?

When a broker returns a proxy or voting instructions, but has not received voting instructions from its customer and does not vote, those shares will be counted (i) as abstentions where the matter is routine and the broker has discretion to vote on the matter (Proposals 1 and 3) and (ii) as not entitled to vote, and thus not abstentions, where the matter is non-routine and the broker does not have discretion to vote on the matter (Proposal 2).

ELECTION OF DIRECTORS AND MANAGEMENT INFORMATION

There are currently ten members of the Board of Directors. Pursuant to the Corporation’s By-laws, the Board is “classified,” which means it is divided into three classes of directors based on the expiration of their terms. Under the classified Board arrangement, directors are elected to terms that expire on the annual meeting date three years following the annual meeting at which they were elected and the terms are “staggered” so that the terms of approximately one-third of the directors expire each year. Accordingly, this Proposal 1 seeks the election of four directors whose terms expire in 2008.

The terms of four directors, Paul S. Levy, David A. Barr, Cleveland A. Christophe, and Craig A. Steinke, will expire at the annual meeting in 2008. The Board of Directors has nominated Messrs. Levy, Barr, Christophe, and Steinke for election to a term that will expire at the annual meeting in 2011.

Unless otherwise indicated, all proxies that authorize the proxy holders to vote for the election of directors will be voted FOR the election of the nominees listed below. If a nominee becomes unavailable for election as a result of unforeseen circumstances, it is the intention of the proxy holders to vote for the election of such substitute nominee, if any, as the Board of Directors may propose. As of the date of this Proxy Statement, each of the nominees has consented to serve and the Board is not aware of any circumstances that would cause a nominee to be unable to serve as a director.

PROPOSAL 1 — ELECTION OF DIRECTORS

The Board of Directors has nominated the following directors for election. Each of the following nominees, a current director with a term expiring at the 2008 annual meeting, has furnished to the Corporation the following information with respect to his principal occupation or employment and principal business directorships:

Class III — Directors with Terms Expiring in 2008

Paul S. Levy, Director and Chairman of the Board, age 60.  Mr. Levy became a director in 1998. The Board of Directors has affirmatively determined that he qualifies as an independent director. Mr. Levy is a Senior Managing Director of JLL Partners, Inc., which he founded in 1988. Mr. Levy serves as a director of several companies, including Motor Coach Industries International, Inc., Patheon, Inc., McKechnie Aerospace DE, Inc., Medical Card Systems, Inc., Skylight Financial, Inc., C.H.I. Overhead Doors, Inc., Attentus Healthcare Co., PGT, Inc., Education Affiliates, Inc., IASIS Healthcare, LLC, J.G. Wentworth, LLC, and ACE Cash Express, Inc.

David A. Barr, Director, age 44.  Mr. Barr became a director in February of 2006. The Board of Directors has affirmatively determined that he qualifies as an independent director. Mr. Barr has served as a general partner of Warburg Pincus, LLC since January 2001 and is involved in leveraged buy-out and special situations activities in the United States. Mr. Barr was a managing director at Butler Capital and focused on leveraged buy-out transactions for more than 10 years prior to joining Warburg Pincus in 2000. He also previously worked at Goldman Sachs. He received a B.A. in economics from Wesleyan University and an M.B.A. from Harvard Business School. Mr. Barr is a director of TransDigm Group Incorporated, Neiman Marcus, Inc., and Polypore International, Inc.

Cleveland A. Christophe, Director, age 62.  Mr. Christophe became a director in September of 2005 and is the Chairman of the Compensation Committee and a member of the Audit Committee. The Board of Directors has affirmatively determined that he qualifies as an independent director. Mr. Christophe is the Managing Partner of TSG Capital Group, a private equity investment firm, which he founded in 1992. Previously, Mr. Christophe was Senior Vice President of TLC Group, L.P. From 1971 to 1987, Mr. Christophe held numerous senior positions with Citibank, N.A. He has served as a director of various public and private companies and has been a Chartered Financial Analyst since 1975.

Craig A. Steinke, Director, age 51.  Mr. Steinke became a director in June of 2006 and is a member of the Audit Committee. The Board of Directors has affirmatively determined that he qualifies as an independent director. Mr. Steinke was named President and Chief Executive Officer of GPX International Tire Corporation, an international manufacturer and distributor of branded industrial and off road equipment tires, on September 25, 2007. From 2001 to 2007, Mr. Steinke was President and Chief Executive Officer of Eagle Family Foods, Inc., a consumer products company in the food industry. Prior to his appointment as CEO in 2001, he served as Chief Financial Officer of Eagle Family Foods from 1998-2001. His previous positions held include Senior Vice President and Group General Manager of BHP Copper, a significant natural resource company, and President of Magma Metals, a billion-dollar subsidiary of Magma Copper Company. Mr. Steinke, a C.P.A., has nine years of public accounting experience with Arthur Andersen & Company and received his B.A. in Finance and Accounting from California State University — Long Beach. Mr. Steinke also serves as a director of Cambridge International and SIFE.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED ABOVE.

CONTINUING DIRECTORS

The background and business affiliations of the Corporation’s other directors, whose terms of service continue beyond 2008, are set forth below:

Class I — Directors with Terms Expiring in 2009

Michael Graff, Director, age 56.  Mr. Graff became a director in February of 2006. The Board of Directors has affirmatively determined that he qualifies as an independent director. Mr. Graff was President and Chief Operating Officer of Bombardier Aerospace before joining Warburg Pincus in 2003. He is currently involved with the firm’s leveraged buy-out and special situation activities, focusing primarily on the industrial sector. Previously, he was a partner at McKinsey & Company in New York, London, and Pittsburgh. Mr. Graff received an A.B. from Harvard College in economics and an M.S. from the Sloan School of Management at the Massachusetts Institute of Technology. He is a director of TransDigm Group Incorporated, CAMP Systems International, and Polypore International, Inc.

Robert C. Griffin, Director, age 60.  Mr. Griffin became a director in June of 2005 and is the Chairman of the Audit Committee. The Board of Directors has affirmatively determined that he qualifies as an independent director. In March 2002, Mr. Griffin retired from Barclays Capital, where from June 2000 to March 2002 he was Head of Investment Banking, Americas and a member of the Management Committee. Prior to joining Barclays Capital, Mr. Griffin was a member of the Executive Committee for the Montgomery Division of Banc of America Securities and held a number of positions with Bank of America, including Group Executive Vice President and Head of Global Debt Capital Raising and as a Senior Management Council Member. Mr. Griffin serves on the boards of directors of Commercial Vehicle Group, Inc. and Sunair Services Corporation.

Brett N. Milgrim, Director, age 39.  Mr. Milgrim became a director in 1999. The Board of Directors has affirmatively determined that he qualifies as an independent director. Mr. Milgrim is a director of PGT, Inc., C.H.I. Overhead Doors, Inc., and McKechnie Aerospace DE, Inc. and is a Managing Director of JLL Partners, Inc., which he joined in 1997.

Class II — Directors with Terms Expiring in 2010

Ramsey A. Frank, Director, age 47.  Mr. Frank became a director in 2001 and is a member of the Compensation Committee. The Board of Directors has affirmatively determined that he qualifies as an independent director. Mr. Frank is a Senior Managing Director of JLL Partners, Inc., which he joined in 1999. From January 1993 to July 1999, Mr. Frank was a Managing Director at Donaldson, Lufkin & Jenrette, Inc., where he headed the restructuring group and was a senior member of the leveraged finance group. Mr. Frank serves as a director of several companies, including Motor Coach Industries International, Inc., C.H.I. Overhead Doors, Inc., Education Affiliates, Inc., PGT, Inc., Pantheon, Inc., and Medical Card System, Inc.

Kevin J. Kruse, Director, age 38.  Mr. Kruse became a director in February of 2006 and is a member of the Compensation Committee. The Board of Directors has affirmatively determined that he qualifies as an independent director. Mr. Kruse has been a managing director of Warburg Pincus, LLC since January 2006 and has been employed by Warburg Pincus, LLC since February 2002. Prior to joining Warburg Pincus, LLC, Mr. Kruse was employed by AEA Investors, Inc. Prior to that, he was employed by Bain & Co., Inc., a management consulting firm. Mr. Kruse is also a director of Polypore International, Inc. and Wellman, Inc.

Floyd F. Sherman, Chief Executive Officer, President, and Director, age 68.  Mr. Sherman has been our Chief Executive Officer and a director since 2001, when he joined the Corporation. He has served as President of the Corporation since February 2008 and from 2001 until October 2006. Prior to joining the Corporation, he spent 28 years at Triangle Pacific/Armstrong Flooring, the last nine of which he served as Chairman and Chief Executive Officer. Mr. Sherman is a director of PGT Industries, Inc. and C.H.I. Overhead Doors, Inc. Mr. Sherman has over 40 years of experience in the building products industry.

INFORMATION REGARDING THE BOARD AND ITS COMMITTEES

Board Purpose and Structure

The mission of the Board is to provide strategic guidance to the Corporation’s management, to monitor the performance and ethical behavior of the Corporation’s management, and to maximize the long-term financial return to the Corporation’s stockholders, while considering and appropriately balancing the interests of other stakeholders and constituencies. The Board consists of ten directors.

Director Independence

The Board of Directors is comprised of one management director, Mr. Sherman, who is the Corporation’s President and CEO, and nine non-management directors. Our Board of Directors has affirmatively determined that Messrs. Levy, Barr, Christophe, Frank, Graff, Griffin, Kruse, Milgrim, and Steinke are “independent” under the director independence criteria adopted under the Nasdaq Marketplace Rules (the “Nasdaq Rules”). In addition, our Board of Directors has affirmatively determined that Messrs. Christophe, Griffin, and Steinke are also “independent” under the SEC’s standards for independent audit committee members. All three members of the Compensation Committee, Messrs. Christophe, Frank, and Kruse, are independent. The Corporation does not have a nominating committee. The functions of the nominating committee are performed by the independent members of the Board.

As part of its annual evaluation of director independence, the Board examined, among other things, whether any transactions or relationships exist currently, or existed during the past three years, between each independent director and the Corporation or its subsidiaries, affiliates, equity investors, or independent auditors. If such transactions or relationships exist, the Board reviews the nature of those transactions or relationships under the relevant Nasdaq and SEC standards. The Board also examined whether there are, or have been within the past year, any transactions or relationships between each independent director and members of the senior management of Builders FirstSource or its affiliates. As a result of this evaluation, the Board affirmatively determined that each independent director is independent under those criteria. Each year, the independent directors meet in regularly scheduled executive sessions outside the presence of management representatives. Interested parties, including stockholders, may communicate with the Chairman or the independent directors as a group through the process described in this Proxy Statement under the heading “Policy on Stockholder-Director Communications.”

Board Meetings and Attendance

In 2007, our Board of Directors met eight times, our Audit Committee met ten times, and our Compensation Committee met five times, including regularly scheduled and special meetings. During 2007, all of the Corporation’s directors attended at least 75% percent of the meetings of the Board and each Audit Committee and Compensation Committee member attended at least 75% of the meetings of the committee on which he served. Pursuant to the Builders FirstSource, Inc. Policy on Director Attendance at Annual Meetings of Stockholders (available on the Governance section of our website), all directors are strongly encouraged to attend the annual meeting in person. Any director who is unable to attend an Annual Meeting of Stockholders is expected to notify the Chairman of the Board in advance of such meeting. In 2007, one member of the Board attended our annual meeting.

Audit Committee

The Audit Committee is composed of three independent directors (as that term is defined by the Nasdaq Rules and SEC regulations), Messrs. Christophe, Griffin, and Steinke. Mr. Griffin serves as the Chairman of the Audit Committee. The Board of Directors affirmatively determined that all Audit Committee members are financially literate and possess “financial sophistication” as defined by Nasdaq Rules. Messrs. Christophe, Griffin, and Steinke were also designated by the Board as audit committee “financial experts” under the SEC’s guidelines. The Board further determined that Messrs. Christophe, Griffin, and Steinke meet the independence standards of both the SEC regulations and the Nasdaq Rules for audit committee members. The Board adopted an amended charter for the Audit Committee on July 27, 2006. A copy of this charter is available on the Governance section of our website at www.bldr.com.

The primary function of the Audit Committee is to assist the Board of Directors of the Corporation in fulfilling its oversight responsibilities relating to (i) the quality and integrity of the Corporation’s financial reports and other financial information provided by the Corporation to its stockholders, the public, and others, (ii) the Corporation’s compliance with legal and regulatory requirements, (iii) the independent auditors’ qualifications, independence, and performance, and (iv) the performance of the Corporation’s internal audit function, including its internal control systems. The Audit Committee’s functions include preparation of the audit committee report included in this Proxy Statement. The Audit Committee is also annually required to evaluate its performance and review and assess the adequacy of its charter.

Compensation Committee

The Compensation Committee is composed of three directors, Messrs. Christophe, Frank, and Kruse. Mr. Christophe serves as the Chairman of the Compensation Committee. The Board of Directors affirmatively determined that all three members of the committee are independent (as that term is defined by the Nasdaq Rules). The Board adopted a charter for the Compensation Committee on July 27, 2006. A copy of this charter is available on the Governance section of our website at www.bldr.com.

The Compensation Committee is charged with (i) annually reviewing and recommending to the Board, for the Board’s approval, all Corporation goals and objectives relevant to the Chief Executive Officer’s compensation, (ii) annually evaluating the Chief Executive Officer’s performance in light of the Corporation’s goals and objectives, (iii) annually reviewing and recommending to the Board for its approval the Chief Executive Officer’s base salary, incentive compensation levels, and perquisites and other personal benefits based on the Compensation Committee’s evaluation of the Chief Executive Officer’s performance relative to the Corporation’s goals and objectives, (iv) annually reviewing, evaluating, and recommending to the Board for its approval the base salary level, incentive compensation levels, and perquisites and other personal benefits of the other named executive officers of the Corporation, (v) reviewing and making recommendations to the Board regarding any employment, severance, or termination arrangements to be made with any executive officer of the Corporation, (vi) making recommendations to the Board with respect to awards under the Corporation’s incentive-compensation plans and equity-based compensation plans, (vii) making regular reports to the Board concerning the activities of the

Compensation Committee, (viii) performing an annual performance evaluation of the Compensation Committee, and (ix) performing other activities as the Compensation Committee or Board may deem appropriate. The Compensation Committee is not specifically authorized to delegate these duties. The Compensation Committee also produces an annual discussion and analysis section on executive compensation for inclusion in the Corporation’s Proxy Statement for the annual meeting of stockholders, or other required disclosure, in accordance with applicable rules and regulations.

Director Nomination Process

The Board has established a policy in which nominees for the Board are recommended for the Board’s selection by the independent directors of the Corporation. The Board believes that, in light of its adoption of the Policy on the Director Nomination Process, it has in place adequate processes to identify, evaluate, select, and nominate qualified director candidates. The Policy on the Director Nomination Process is discussed in more detail below and is available on the Governance section of our website at www.bldr.com.

Compensation of Directors

The following table sets forth the cash and other compensation paid by the Corporation to the members of the Board of Directors of the Corporation for all services in all capacities during 2007.

Fees Earned or
	Paid in Cash	Stock Awards	Total
Name(1)	($)	($)(2)	($)

David A. Barr	—	—	—
Cleveland A. Christophe	55,000	50,050	105,050
Ramsey A. Frank	—	—	—
Michael Graff	—	—	—
Robert C. Griffin	55,000	49,998	104,998
Kevin J. Kruse	—	—	—
Paul S. Levy	—	—	—
Brett N. Milgrim	—	—	—
Craig A. Steinke	50,000	49,994	99,994

(1)	Messrs. Barr, Frank, Graff, Kruse, Levy, and Milgrim are affiliated with Building Products, LLC and, therefore, by the terms of the Amended and Restated Independent Director Compensation Policy, are ineligible for compensation for their service on the Board and its committees.

(2)	Reflects the proportionate amount of the total fair value of stock awards recognized by the Corporation as an expense in 2007 for financial accounting purposes, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The fair values of these awards and the amounts expensed in 2007 were determined in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004) Share-Based Payment (which we refer to as “FAS 123R”). The assumptions used in determining the grant date fair values of these awards are set forth in Note 2, “Summary of Significant Accounting Policies,” in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007.

The following table shows: (i) the aggregate grant date fair value of restricted shares received by Messrs. Christophe, Griffin, and Steinke and (ii) the total number of restricted shares held as of December 31, 2007:

	Grant Date Fair Value	Total Number of
	of Restricted Shares	Restricted Shares
	Granted in 2007	Held as of
Name	($)	December 31, 2007

Christophe	29,997	2,961
Griffin	29,997	3,292
Steinke	29,997	4,070

Director Compensation Program

The independent members of our Board of Directors who are not affiliated with Building Products, LLC are compensated pursuant to an Independent Director Compensation Policy adopted by the Board. Such independent directors receive: (i) an annual cash retainer of $50,000, payable quarterly, and (ii) an annual cash retainer of $5,000 for service as the chairperson of a committee of the Board. Independent directors do not receive separate per meeting fees. These independent directors also receive annual restricted stock awards. The number of shares in these awards is determined by dividing a dollar value ($50,000 per year) by the fair market value of our Common Stock on the date of grant.

However, under the prior independent director compensation plan that was in effect before August 1, 2006, for the first three years of service, each such independent director received, in addition to certain cash compensation, an initial annual grant of restricted shares determined by dividing a dollar amount ($60,000) by the fair market value of our Common Stock on the date of grant. In order to have the approximate effect of a grant of $20,000 per year in restricted stock for each of the first three years of service on the Board, this grant vested equally over three years on the anniversary of the grant date, with each such vesting being contingent on the director’s continued service on the Board. To compensate for these existing grants when the current independent director compensation plan was implemented, directors who received an initial grant of restricted shares at the time their Board service began with a value of $60,000 that vested evenly over three years (as described above) will only receive an annual grant of restricted shares with a value of $30,000 until the initial grant has fully vested.

We have not paid, and do not intend to pay, compensation to individuals serving on our Board or its committees who are employees of the Corporation, affiliates of Building Products, LLC, or not deemed independent.

No Material Proceedings

As of March 31, 2008, there are no material proceedings to which any director, executive officer, or affiliate of the Corporation or any owner of more than five percent of the Common Stock, or any associate of any of the foregoing, (i) is a party adverse to the Corporation or any of its subsidiaries or (ii) has a material interest adverse to the Corporation or any of its subsidiaries.

CORPORATE GOVERNANCE

Builders FirstSource is committed to conducting its business in a way that reflects best practices, as well as the highest standards of legal and ethical conduct. To that end, the Board of Directors approved a comprehensive system of corporate governance documents. These documents are reviewed periodically and updated as necessary to reflect changes in regulatory requirements and evolving oversight practices. These policies embody the principles, policies, processes, and practices followed by the Board, executive officers, and employees in governing the Corporation and serve as a flexible framework for sound corporate governance.

Code of Business Conduct and Ethics

Builders FirstSource and its subsidiaries endeavor to do business according to the highest ethical and legal standards, complying with both the letter and spirit of the law. Our Board of Directors approved a Code of Business Conduct and Ethics that applies to the Corporation’s directors, officers (including our principal executive officer, principal financial officer, and controller), and employees. Our Code of Business Conduct and Ethics is administered by the Compliance Committee, which is made up of representatives from our Finance, Legal, Human Resources, and Internal Audit Departments. Our employees are encouraged to report any suspected violations of laws, regulations, and the Code of Business Conduct and Ethics and all unethical business practices. We provide a continuously monitored hotline for anonymous reporting by employees. Our Board of Directors has also approved a Supplemental Code of Ethics for Chief Executive Officer, President, and Senior Financial Officers of Builders FirstSource, Inc., which is administered by our General Counsel. Both of these policies can be found on the Governance section of our corporate website at www.bldr.com. Stockholders may request a free copy of these policies by contacting the Corporate Secretary, Builders FirstSource, Inc., 2001 Bryan Street, Suite 1600, Dallas, Texas 75201.

In addition, within four business days of:

•	Any amendment to our Code of Business Conduct and Ethics or our Supplemental Code of Ethics that applies to our Chief Executive Officer, Chief Financial Officer, or Controller, or

•	The grant of any waiver, including an implicit waiver, from a provision of one of these policies to one of these officers that relates to one or more of the items set forth in Item 406(b) of Regulation S-K, we will provide information regarding any such amendment or waiver (including the nature of any waiver, the name of the person to whom the waiver was granted, and the date of the waiver) on our website at the internet address above. Such information will be available on our website for at least a 12-month period. In addition, we will disclose any amendments and waivers to our Code of Business Conduct and Ethics and our Supplemental Code of Ethics as required by the Nasdaq Rules.

By-law Provisions on Stockholder Nominations of Director Candidates

Builders FirstSource’s By-laws provide that no director may be nominated by a stockholder for election at a meeting unless the stockholder (i) has delivered to the Corporate Secretary, within the time limits described in the By-laws, a written notice containing the information specified in the By-laws and (ii) was a stockholder of record at the time such notice was delivered to the Corporate Secretary. Accordingly, in order for a stockholder’s nomination of a person for election to the Board of Directors to be considered by the stockholders at the 2009 annual meeting in accordance with the Corporation’s By-laws, the required written notice must be received by our Corporate Secretary on or after January 22, 2009, but no later than February 21, 2009. Only individuals nominated in accordance with the procedures set forth in the By-laws are eligible to stand for election as directors at a meeting of stockholders and to serve as directors. A copy of the By-laws may be obtained on the Governance section of our website at www.bldr.com, by written request to the Corporate Secretary, Builders FirstSource, Inc., 2001 Bryan Street Suite 1600, Dallas, Texas 75201, or by e-mail at inforequest@bldr.com. The foregoing is subject to the Corporation’s obligations under SEC Rule 14a-8 regarding the inclusion of stockholder proposals in the Corporation’s proxy statements, which is further described below in “Stockholder Proposals.”

Policy on Stockholder Recommendations for Director Candidates

The Board of Directors adopted a Policy on Stockholder Recommendations for Director Candidates and Stockholder-Director Communications to describe the process by which the independent directors of the Board (in preparing their recommendation of director nominees to the Board) will consider candidates for director recommended by stockholders in accordance with the Corporation’s By-laws. A current copy of the Policy on Stockholder Recommendations for Director Candidates and Stockholder-Director Communications is available on the Governance section of our website at www.bldr.com. To have a candidate considered by the independent directors of the Board, a stockholder must submit the recommendation in writing and must include the following information:

•	The name and record address of the stockholder and evidence of such stockholder’s ownership of the Corporation’s stock, including the number of shares owned and the length of time of ownership;

•	Whether the stockholder intends to appear in person or by proxy at the meeting to make the nomination;

•	A description of all arrangements or understandings between the stockholder and the nominee and any other person or persons, naming such person or persons, pursuant to which the nomination is made;

•	The name, age, residence, business address, and principal occupation of the candidate; the candidate’s resume or a listing of his or her qualifications to be a director of the Corporation; the number of shares of the Corporation’s stock, if any, owned beneficially or of record by the candidate; and the candidate’s consent to be named as a director if selected and nominated by the Board; and

•	Any other information relating to either the stockholder or the candidate that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder.

The stockholder recommendation and information described above must be sent to the Corporate Secretary, at 2001 Bryan Street, Suite 1600, Dallas, Texas 75201 and must be delivered to, or mailed and received by, the Corporate Secretary (i) in the case of an annual meeting, not less than ninety (90) days nor more than one hundred twenty (120) days prior to the anniversary date of the immediately preceding annual meeting of stockholders (provided, however, that if the annual meeting is called for a date not within thirty (30) days before or after such anniversary date, notice by the stockholder, in order to be timely, must be received not later than the close of business on the tenth (10th) day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first) and (ii) in the case of a special meeting of stockholders called to elect directors, not later than the close of business on the tenth (10th) day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever occurs first.

Policy on the Director Nomination Process

The Board of Directors adopted a Policy on the Director Nomination Process that describes the process followed by the independent directors of the Board to identify, evaluate, and recommend future director candidates for selection by the full Board. A current copy of the Policy on the Director Nomination Process is available on the Governance section of our website at www.bldr.com.

The Board of Directors believes the minimum qualifications for serving as a director of the Corporation are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s oversight of the business and affairs of the Corporation and have a record and reputation for honest and ethical conduct in both his or her professional and personal activities. Nominees for director shall be those people who, after taking into account their skills, expertise, integrity, character, judgment, age, independence, corporate experience, length of service, conflicts of interest, and commitments, including, among other things, service on the boards (or comparable governing bodies) of other public companies, private business companies, charities, civic bodies, or similar organizations, and other qualities, are believed to enhance the Board’s ability to manage and direct, in an effective manner, the affairs and business of the Corporation, including, when applicable, to enhance the ability of committees of the Board to fulfill their duties and/or to satisfy any independence requirements imposed by law, regulation, or the Nasdaq Rules.

In general, nominees for director generally should have an understanding of the workings of large business organizations such as the Corporation as well as the ability to make independent, analytical judgments, the ability to be an effective communicator, and the ability and willingness to devote the time and effort to be an effective and contributing member of the Board. In addition, the independent directors of the Board will examine a candidate’s specific experiences and skills, time availability in light of other commitments, potential conflicts of interest, and independence from management and the Corporation.

The independent directors of the Board will identify potential nominees by asking current directors and executive officers to notify the independent directors of the Board if they become aware of persons meeting the criteria described above. The independent directors of the Board may also, from time to time, engage firms that specialize in identifying director candidates. As described further in the Corporation’s Policy on Stockholder Recommendations for Director Candidates and Stockholder-Director Communications, the Board will also consider candidates recommended by stockholders.

Once a person has been identified by the independent directors of the Board as a potential candidate, the independent directors of the Board may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the independent directors of the Board determine that the candidate warrants further consideration, the independent directors of the Board will contact the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the independent directors of the Board will request information from the candidate, review the person’s accomplishments and qualifications, including in light of any other candidates that the independent directors of the Board might be considering, and conduct one or more interviews with the candidate. In certain instances, independent directors of the Board may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The evaluation process conducted by the independent directors of the Board does not vary based on whether or not a candidate is recommended by a stockholder, although the independent directors of the Board may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held.

Policy on Stockholder-Director Communications

The Policy on Stockholder Recommendations for Director Candidates and Stockholder-Director Communications also describes the process for stockholders to send communications to the Board. Stockholders and other interested parties may contact any member (or all members) of the Board (including without limitation the non-management directors as a group, any Board committee, or any chair of any such committee) in writing by mail or overnight service or electronically. To communicate with the Board of Directors, any individual directors, or any group or committee of directors, correspondence should be addressed to the Board of Directors or any such individual directors or group or committee of directors by either name or title. All such correspondence should be sent to the Corporation in care of the Corporate Secretary at 2001 Bryan Street, Suite 1600, Dallas, Texas 75201.

All communications received will be opened by the office of our General Counsel for the sole purpose of determining whether the contents represent a message to our directors. Any contents that legitimately relate to the business and operation of the Corporation and that are not in the nature of advertising, promotions of a product or service, patently offensive material, charitable requests, repetitive materials, or promotions of a political or similar agenda will be forwarded promptly to the addressee. In the case of communications to the Board or any group or committee of directors, the General Counsel’s office will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope or e-mail is addressed.

Auditor Services Pre-Approval Policy

Our Audit and Non-Audit Services Pre-Approval Policy, available on the Governance section of our website at www.bldr.com, defines the principles and procedures followed by the Audit Committee in pre-approving audit and non-audit services performed by the Corporation’s independent registered public accounting firm.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Compensation Discussion and Analysis

Overview

Successful execution of our strategic plan is predicated on attracting and retaining a talented and highly motivated executive team. Unwanted turnover among our key executives can be very costly to our stockholders. Therefore, our executive compensation program has been designed to support our long-term strategic objectives, as well as address the realities of the competitive market for talent.

In the discussion that follows, we will give an overview and analysis of our compensation program and policies, the material compensation decisions we have made under those programs and policies with respect to our top executive officers, and the material factors that we considered in making those decisions. The persons who served as our Chief Executive Officer and Chief Financial Officer during 2007, as well as the other individuals named in the Summary Compensation Table, are referred to as the “named executive officers” (or “NEOs”) throughout this Proxy Statement.

Compensation Principles

Our executive compensation program has been designed to provide a total compensation package that allows us to attract, retain, and motivate executives who have the talent to capably manage our business. Our executive compensation program is guided by several key principles:

•	Our compensation program should provide total compensation opportunities at levels that are competitive for comparable positions at companies with whom we compete for talent;

•	Our compensation program should provide financial incentives to our executive officers to achieve key financial and operational objectives set by the Board of Directors;

•	Our compensation program should provide an appropriate mix of fixed and variable pay components to establish a “pay-for-performance” oriented compensation program;

•	Our compensation program should align executives with stockholder interests by providing significant compensation opportunities in the form of equity awards; and

•	Our compensation program emphasizes direct compensation over indirect compensation such as perquisites and other benefits.

2007 Executive Compensation Process

Role of the Compensation Committee.  Under its charter, the Compensation Committee is responsible for designing our executive compensation program and assisting the Board in discharging its responsibilities relating to executive compensation. The Compensation Committee annually recommends to the Board of Directors for its approval the base salary amounts, annual bonus amounts, long-term incentive compensation levels, and perquisites of our executive officers.

During a series of meetings between October 2006 and February 2007, the Compensation Committee established the 2007 compensation framework for our executive officers. As part of its evaluation process, the Compensation Committee reviewed compensation proposals and related information from a number of sources, including a compensation consultant and certain members of our management team, as described below. In February 2007, the Compensation Committee recommended to the Board of Directors, for its approval, the 2006 bonus amounts and the 2007 compensation program for our NEOs.

Compensation Consultant.  In the fourth quarter of 2006, the Compensation Committee requested proposals from several third-party compensation consulting firms to identify an advisor. After careful review, the Compensation Committee chose Mercer Human Resource Consulting (“Mercer”) to serve as its advisor, and Mercer reports directly to the Compensation Committee. Mercer was retained by the Compensation Committee to conduct a review of our existing management compensation program (including base salary, annual bonus plan, and equity awards), to conduct market total compensation comparisons for the executive officers, and to make recommendations to the Compensation Committee regarding any needed changes to our executive compensation program. The Compensation Committee met with Mercer, reviewed its reports and considered its advice in making its determinations regarding our 2007 executive officer compensation program.

Role of Executives.  Our CEO, CFO, and General Counsel, as well as members of our Legal and Finance Departments, assisted the Compensation Committee, the Board, and Mercer in gathering the information needed for their respective reviews of our 2007 executive compensation program. This assistance included the preparation of tally sheets and assembling requested compensation data. The Compensation Committee and the Board also met with our CEO and considered his recommendations (for our executive officers other than himself) with respect to: (i) the bonus payments earned by the executive officers for 2006, (ii) the 2007 base salaries, annual cash incentives, and long-term equity incentives for our NEOs, and (iii) adoption of the 2007 Incentive Plan. None of our executives

(including our CEO) were involved in the Compensation Committee decisions regarding their respective compensation.

Market Comparisons.  In conjunction with Mercer, the Compensation Committee periodically examines the competitiveness of our compensation programs to determine how well our actual compensation levels compare to our overall philosophy and target markets. Peer selection is somewhat difficult due to the lack of publicly-traded companies with which we compete and the lack of available data for privately-held competitors. According to the most recent ProSales 100 rankings by ProSales Magazine, only 3 (including Builders FirstSource) of the 20 largest competitors in the professional building products market are publicly-traded. Therefore, we expanded the peer group to include additional publicly-traded building products companies of generally similar size that serve additional end markets to provide a proxy for the competitive market for executive talent. Peer selection was focused on size based on revenues because revenues provide a reasonable point of reference for comparing like positions and scope of responsibility. Thus, for 2007, the primary peer group (our “Peer Group”) included:

Armstrong World Industries	Building Materials Holding Corp.
ELKCORP	Louisiana-Pacific
NCI Building Systems	Universal Forest Products
USG

Our market comparison analysis consisted of all components of direct compensation, including base salary, annual bonus, and long-term incentives. Information gathered from the proxy statements of the Peer Group as well as from Mercer’s proprietary databases were reviewed for this analysis. In addition, in order to more accurately reflect the market in which we compete for executive talent, survey data for similar positions at industrial companies of similar size (approximately $2 billion in revenues) were analyzed to develop a broader market point of reference. Surveys reviewed were published by leading human resource organizations, including Mercer, and cover approximately 60 to 70 companies per positional match. The companies evaluated in the market surveys are not individually identifiable for a particular executive position, and, therefore, we are not comparing against any particular company in this regard. Given the changing nature of our industry, the companies that comprise our Peer Group may vary from year to year, and the Compensation Committee intends to review the Peer Group and make changes as appropriate for 2008.

2007 Review of Total Compensation.  A tally sheet affixing dollar amounts for the following components of compensation was prepared by management and reviewed by the Compensation Committee and the Board: salary, bonus, long-term incentives, accumulated (unrealized) gains under outstanding equity awards, the cost to the Corporation of perquisites, and projected payout obligations under potential severance and change-in-control scenarios. Based on its review, and market data provided by Mercer, the Compensation Committee determined that our named executive officers’ total compensation (and, in the case of the severance and change-in-control scenarios, the potential payments) in the aggregate was reasonable based on their contribution toward achieving the Corporation’s business and financial objectives, overall responsibilities, individual performance, and proposed compensation compared to that of comparable positions at peer companies, including those within our Peer Group.

Role of the Board of Directors.  The Board of Directors is responsible for reviewing the recommendations of the Compensation Committee and making the final decisions on our executive compensation program. In February 2007, after considering the recommendation of the Compensation Committee, the Board approved the bonus amounts for 2006 for our NEOs and the 2007 executive officer compensation program.

Elements of our Compensation Program

Components of Compensation.  There are only three components of our executive compensation program:

•	Base Salary;

•	Annual cash incentives; and

•	Long-term equity incentives.

The Compensation Committee considered each of these components within the context of a total rewards framework. The proportion of compensation allocated to each of these components is generally designed to be consistent with competitive practices within our industry and the markets in which we compete for executive talent. Our program is generally designed to provide executives with the opportunity to earn above-median compensation if certain performance goals are met. We believe that the appropriate balance of these components will align the interests of executives with our stockholders and facilitate the creation of value for stockholders.

In making executive compensation decisions, we are guided by the compensation philosophy described above. We also consider historical compensation levels, competitive pay practices at peer companies (including those within our Peer Group), the relative compensation levels of our NEOs, industry conditions, and the overall effectiveness of our compensation program in achieving desired results. The Compensation Committee’s consideration of these factors is discussed below.

Reflecting our philosophy to focus on direct (rather than indirect) compensation as the most appropriate means to attract and retain key executive talent, the Board offers few perquisites to our executive officers and no retirement benefits beyond our company-wide 401(k) plan.

Balance of Compensation Components.  The cash compensation portion of our executive compensation program consists of base salary and annual bonus. Base salaries for our NEOs are generally set below the median of the market, with target annual bonuses generally set at the upper quartile of the market. The result is that our NEOs will earn above-median annual cash compensation if the Corporation’s financial targets for that year are achieved. This above-median weighting on variable versus fixed pay is consistent with our “pay for performance” compensation philosophy.

A key component of our executive compensation program includes rewards for long-term strategic accomplishments and enhancement of long-term stockholder value through the use of equity-based incentives. We believe that long-term incentive compensation performs an essential role in attracting and retaining executive talent and providing them with incentives to maximize the value of stockholders’ investments. The annualized value of the equity awards to executive officers are generally set between the median and the 75th percentile of the market, with some variation.

The resulting total compensation levels (base salary plus target bonus plus annualized long-term equity award value) for our NEOs are, on average, targeted between the median and the 75th percentile of the market.

The following sections describe in greater detail each of the elements of our executive compensation program, why they were selected, and how the amounts of each element were determined.

Base Salary

Base salary is designed to compensate the named executive officers in part for their roles and responsibilities and to provide a stable and fixed level of compensation that serves as a retention tool throughout the executive’s career. In determining base salaries, we consider each executive’s role and responsibilities, unique skills, future potential with Builders FirstSource, and the salary levels for similar positions in our target market and internal pay equity. In general, we set base salary levels so that salary represents less than 25% of our NEOs’ overall compensation package, assuming that the Corporation is at targeted performance levels for its incentive programs. Our compensation philosophy is to target base salaries below the market median for our NEOs.

Due to expected difficult conditions in the housing industry, the Compensation Committee decided not to raise the NEOs’ base salaries for 2007. The 2007 base salaries of our NEOs generally remained below the median of similar positions at peer companies and, in the case of Mr. Sherman, remained below the 25th percentile. At Mr. Sherman’s request, the Board has not raised Mr. Sherman’s salary since he commenced employment with the Corporation in September 2001. Although, in general, we intend for base salary to comprise approximately 25% or less of our NEOs’ overall compensation levels, in 2007, base salary represented a larger percentage of overall NEO compensation due to below-target payouts of incentive compensation as a result of the Corporation’s failure to meet its 2007 financial performance goals.

Annual Cash Incentives

We provide annual cash incentive awards under our Management Incentive Plan. These short-term cash incentives are designed to reward the achievement of specific, pre-set financial results measured over the current fiscal year. In addition, as referenced below, in order to provide a mechanism to reward individual performance, a portion of each NEO’s annual cash incentive bonus award is payable at the Board’s discretion. On average, the target annual incentive award values currently represent less than 25% of the total compensation package.

Target award levels are set as a percent of an executive’s base salary. Each NEO (other than Mr. Schenkel) has a minimum target bonus equal to 100% of his base salary, as provided in his employment agreement. The Compensation Committee set Mr. Schenkel’s target bonus at 90% of his base salary, based on management’s recommendation. In general, the target award levels are set in the upper quartile of our peer companies, with the exception of our CEO, whose target bonus is set at the median of our peer companies. These target award levels are reviewed annually by the Compensation Committee and can be adjusted based on an executive’s roles and responsibilities and market practices. The target awards for our NEOs for 2007 are shown by individual and in dollar values in the “2007 Grants of Plan-Based Awards” table later in this Proxy Statement. The Compensation Committee does not anticipate that any annual payment made to an executive officer under the Management Incentive Plan would exceed an amount equal to 250% of the annual base salary of such executive officer.

The Compensation Committee recommends to the Board the financial performance goals applicable to the Management Incentive Plan, which may be based on one or more criteria. For 2007, the Compensation Committee selected the following performance criteria for cash incentive bonus awards:

•	Return on Net Tangible Assets: Since the Corporation’s business requires ongoing capital investment, this measure provides an incentive for our executives to efficiently utilize capital invested in the business. The 2007 target amount for the Return on Net Assets performance criteria was 34.3%.

•	Cash Flow: This measure of operating performance is an indicator of our ability to fund current and future growth. The 2007 target amount for the Cash Flow performance criteria was $124,300,000.

•	Year-Over-Year Comparison of Earnings before Interest, Taxes, and Amortization (“EBITA”): This bonus criteria provides an incentive for management to continually improve the financial performance of our Corporation from year-to-year regardless of underlying industry conditions or general economic factors. The 2007 EBITA target amount for this criteria was $152,004,000.

The bonus criteria selected by the Compensation Committee for 2007 were the same as those utilized for the 2005 and 2006 executive officer bonus programs. The Compensation Committee chose these financial performance criteria for the following reasons:

•	Management had recommended these performance criteria to the Compensation Committee and advised the Compensation Committee that they had contributed to the Corporation’s financial performance over the prior two years;

•	Mercer advised the Compensation Committee that the performance criteria provided an effective incentive to the management team; and

•	The Compensation Committee believed that achievement of the target goals would facilitate achievement of the Corporation’s 2007 Operating Plan.

The 2007 target amounts for the Return on Net Tangible Assets and Cash Flow performance criteria were derived from the 2007 Operating Plan approved by the Board.

The Compensation Committee determined that the bonus criteria should carry the following weightings:

Bonus Criteria	Weighting

Return on Net Tangible Assets	20%
Cash Flow	20%
Year-Over-Year Comparison of EBITA	35%
Individual Bonus — Discretionary	25%

The Compensation Committee chose these weightings for the financial objectives based on management’s recommendation and the Compensation Committee’s determination of the relative importance of each of these objectives to the Corporation’s overall financial performance. The Compensation Committee also determined that a 25% weighting was appropriate for the discretionary portion of the bonus in order to provide a mechanism to reward each NEO’s individual performance and contribution to the business. The discretionary portion of the bonus was based on the CEO’s and the Compensation Committee’s evaluation of each NEO’s performance and the Compensation Committee’s evaluation of the CEO’s performance. In determining recommendations for the discretionary portion of the 2007 bonus amounts for our NEOs, the CEO and the Compensation Committee engaged in a subjective assessment of each executive’s individual performance during the past fiscal year, as well as the potential for contribution to our long-term strategic objectives.

At the time of setting the target goals relating to these financial performance criteria in February 2007, the Compensation Committee believed the performance goals would be very difficult for management and the Corporation to fully achieve given the expectation of a continued housing downturn in the Corporation’s markets during 2007. In fact, the Corporation’s performance for 2007 was well below target for each of the three financial metrics. Since the financial performance goals under the Management Incentive Plan for 2007 were not achieved, the only bonus category considered by the Compensation Committee was the discretionary portion of the overall bonus. Actual 2007 bonus payouts are disclosed for each NEO in the “Summary Compensation Table” later in this Proxy Statement.

Long-Term Equity Incentives

Our long-term incentive awards are used to link Corporation performance and increases in stockholder value to the total compensation of our NEOs. These awards are also key components of our ability to attract and retain our key NEOs. The annualized value of the awards to our NEOs is generally intended to be the largest component of our overall compensation package. On average, and assuming performance is on target, these awards generally represent over 50% of the total compensation package, consistent with our emphasis on linking executive pay to stockholder value. The annualized target award levels are generally set by the Compensation Committee to be between the median and 75th percentile of our peer companies, consistent with our overall philosophy. In determining individual long-term incentive awards, the Compensation Committee engages in a subjective assessment based on several factors, including the NEO’s scope of job responsibilities, historical award data, and total potential rewards from other elements of compensation and the compensation practices of our peer companies.

Stock options and restricted stock awards are the primary long-term incentive vehicles that we use in our executive compensation program. These award vehicles have been selected by the Compensation Committee due to their retention quality and the performance link to our stock price.

Stock Options.  Stock options are granted with an exercise price not less than the market price of the Corporation’s common stock on the grant date. Options generally vest over a period of three years, with 33% becoming exercisable on each anniversary of the grant date as long as the recipient is still employed by us on the date of vesting, and generally expire after ten years. Stock options only have value if the Corporation’s stock price appreciates after the options are granted.

Restricted Stock.  Shares of restricted stock generally vest in equal proportions over three years as long as the recipient is still employed by us on the date of vesting. Recipients of shares of restricted stock are entitled to receive dividends (when and if declared) and may vote the shares.

In February 2007, the Board granted stock options and restricted stock awards to the named executive officers. These awards are reflected in the “2007 Grants of Plan-Based Awards” table later in this Proxy Statement.

The equity award to Mr. Sherman for 2007 was relatively large compared to the other NEOs’ awards. In evaluating this award, the Compensation Committee reviewed a market comparison analysis prepared by Mercer of equity awards to chief executive officers. The Compensation Committee decided to recommend the grant of this award for the following reasons:

•	Per Mr. Sherman’s request, the Board had not made any equity grants to him since January 2002, shortly after he joined the Corporation.

•	Mr. Sherman’s base salary and total compensation for 2006 were below the 25th percentile of the market. Per Mr. Sherman’s request, the Board has not raised Mr. Sherman’s salary since he commenced employment with the Corporation in 2001.

•	Mr. Sherman made significant contributions to the financial and operational performance of the Corporation during 2006.

•	The Compensation Committee believed the awards would provide an effective incentive to Mr. Sherman to continue his employment with the Corporation.

The value of the equity awards issued in 2007 to the NEOs was allocated 60% to restricted stock and 40% to stock options. The decision to allocate the equity awards in this manner was based on consultation with Mercer regarding the appropriate total value of the award to be granted to each officer, the valuation of restricted stock vis-à-vis options, and the remaining availability of shares under the 2005 Equity Incentive Plan.

Executive Benefits and Perquisites

The Corporation seeks to maintain an egalitarian culture in its facilities and operations. The Corporation does not provide its officers with parking spaces or separate dining or other facilities. Corporation-provided air travel for officers is for business purposes only, and the Corporation’s use of non-commercial aircraft on a rental basis is limited to appropriate business-only travel. The Corporation’s health care, insurance, 401(k), and other welfare and employee-benefit programs are the same for all eligible employees, including the NEOs, except that employees making over $100,000 annually make higher monthly contributions for their health insurance benefits. The Corporation has no outstanding loans of any kind to any of its executive officers, and, since our initial public offering, federal law has prohibited the Corporation from making any new loans to its executive officers.

Perquisites for our executives, including the named executive officers, are very limited. Other than allowances to the executives for automobiles, our executives are eligible for the same benefits as all other employees. The perquisites and other benefits provided to our named executive officers are set forth in the “All Other Compensation” column of the “Summary Compensation Table” later in this Proxy Statement.

Post-Termination Compensation

The Board believes that severance benefits are necessary in order to attract and retain the caliber and quality of executive that Builders FirstSource needs in its most senior positions.

The Corporation has entered into employment agreements with Messrs. Sherman, Horn, Tolly, and McAleenan. The terms of these agreements are described under the caption “Employment Agreements” later in this Proxy Statement. These agreements provide the Corporation with protection in the form of restrictive covenants, including non-competition, non-solicitation, and confidentiality covenants. The Board considered the advisability of using employment agreements with its executive officers and determined that they are in the best interests of the Corporation insofar as they permit the Corporation to achieve its goals of attracting and retaining the best possible executive talent while obtaining post-employment non-competition and non-solicitation covenants from executive officers.

Under the terms of their employment agreements, Messrs. Sherman, Horn, Tolly, and McAleenan are entitled to certain severance benefits in the event their employment is terminated by the Corporation without “cause” or by the NEO under certain circumstances, as described in the employment agreements. These severance benefits include salary continuation for a period of one year (for Messrs. Horn, Tolly, and McAleenan) and up to two years (for Mr. Sherman, depending on the expiration date of the then-current term of his agreement) and continuation of health and welfare benefits during this period. These severance benefits are described under the caption “Potential Payments Upon Termination or Change in Control” later in this Proxy Statement.

In December 2007, the Corporation entered into an Employment Separation Agreement and a Consulting Agreement with Mr. O’Meara following his resignation as President and Chief Operating Officer of the Corporation. The material terms and conditions of the Employment Separation Agreement and the Consulting Agreement are described under the caption “Potential Payments Upon Termination or Change in Control” later in this Proxy

Statement. The Board determined that the terms of the Employment Separation Agreement and Consulting Agreement were in the best interests of the Corporation because they enabled the Corporation to obtain post-employment non-competition and non-solicitation covenants from Mr. O’Meara as well as continued access to Mr. O’Meara’s consulting services.

Retirement/Post-Employment Benefits

The Corporation does not provide any retirement programs or benefits to its NEOs other than its 401(k) program, which is available to all employees. This is consistent with our philosophy of providing very limited perquisites to our NEOs.

Equity Grant Practices

The Board’s plan is to grant annual equity awards to our NEOs following the release of earnings in February of each year. We do not engage in the practice of timing grants with the release of non-public information. We utilize the closing price on the grant date to establish the exercise price of stock options under our equity plans.

Tax Deductibility Policy

The Board of Directors has carefully considered the implications of Section 162(m) of the Internal Revenue Code. The Board of Directors believes tax deductibility of compensation is an important consideration. Accordingly, the Board of Directors, where possible and considered appropriate, strives to preserve corporate tax deductions, including the deductibility of compensation to NEOs. Amounts paid under the Corporation’s 2005 Equity Incentive Plan and the Management Incentive Plan during the four-year period following the Corporation’s initial public offering will not be subject to the Section 162(m) deduction limitations unless these plans are materially modified, thereby making such amounts tax deductible to the Corporation.

The Board of Directors also reserves flexibility, where it is deemed necessary and in the best interests of the Corporation and its stockholders to continue to attract and retain the best possible executive talent, to approve compensation arrangements that are not necessarily fully tax deductible to the Corporation. In this regard, certain portions of compensation paid to the NEOs may not be deductible for federal income tax purposes under Section 162(m). The Board of Directors will continue to review the Corporation’s executive compensation practices to determine which elements of executive compensation qualify as “performance-based compensation” under the Code.

Summary Compensation Table

The following table sets forth the cash and other compensation that we paid to our NEOs, or that was otherwise earned by our NEOs, for their services in all capacities during 2007 and 2006.

						Non-Equity
				Stock	Option	Incentive Plan	All Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation		Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(2)	($)(3)	($)(4)		($)

Floyd F. Sherman,	2007	600,000		1,650,000	845,181	147,000	—		3,242,181
President and Chief Executive Officer	2006	600,000		—	—	506,016	—		1,106,016

Charles L. Horn,	2007	375,000	200,000 (5)	403,606	275,849	92,180	17,760		1,364,395
Senior Vice President and Chief Financial Officer	2006	362,885		268,722	187,367	317,484	401,828	(6)	1,538,286

Morris E. Tolly,	2007	400,000		570,414	153,299	97,440	5,260		1,226,413
Senior Vice President — Operations

Donald F McAleenan,	2007	360,000		358,406	245,142	87,957	17,760		1,069,265
Senior Vice President and General Counsel	2006	349,231		238,793	166,384	304,299	17,512		1,076,219

Frederick B Schenkel,	2007	242,000		62,740	42,914	51,755	14,860		414,269
Vice President — Manufacturing	2006	239,308		41,773	29,140	180,507	14,612		505,340

Kevin P. O’Meara,	2007	344,250		76,581 (8)	53,533 (9)	—	1,329,702	(10)	1,804,066
Former President and Chief Operating Officer(7)	2006	392,885		536,066	374,734	343,541	17,512		1,664,738

(1)	Annual cash incentive awards earned under the Corporation’s Management Incentive Plan are reported in the “Non-Equity Incentive Plan Compensation” column of this table.

(2)	Reflects the proportionate amount of the total fair value of stock and option awards recognized by the Corporation as an expense in 2007 or 2006, as applicable, for financial accounting purposes, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The fair values of these awards and the amounts expensed in 2007 or 2006, as applicable, were determined in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004) Share-Based Payment (which we refer to as “FAS 123R”). The assumptions used in determining the grant date fair values of these awards are set forth in Note 2, “Summary of Significant Accounting Policies,” in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007.

(3)	Reflects annual cash incentive awards earned under the Corporation’s Management Incentive Plan. For information regarding our Management Incentive Plan, see the discussion in “Compensation Discussion and Analysis.”

(4)	Amounts include the following:

Employer Contributions to 401(k) Plan. Each of Messrs. Horn, Tolly, McAleenan, Schenkel, and O’Meara received a 50% match for their contributions up to 6% of their annual compensation.

Auto Allowance. Messrs. Horn, McAleenan, Schenkel, and O’Meara each received a car allowance. We value auto allowances based on the actual payments made to the executives.

(5)	Mr. Horn received a discretionary bonus in recognition of his significant contributions to the Corporation in connection with the achievement of certain internal control effectiveness and process improvement goals.

(6)	In 2006, Mr. Horn received relocation assistance of $246,701 in connection with the sale of his home, which consisted of mortgage payments, property taxes, utility bills, certain other upkeep expenses, and the loss incurred in connection with the sale of the home (exclusive of real estate commissions). The relocation assistance is valued based on the actual payments made. The relocation assistance of $246,701 was grossed up by $137,615 to cover Mr. Horn’s tax obligations. This was comprised of a gross up to cover federal income and Medicare taxes on the relocation assistance.

(7)	Mr. O’Meara’s employment with the Corporation terminated on October 29, 2007.

(8)	Mr. O’Meara forfeited 89,334 unvested restricted shares on October 29, 2007. Shares forfeited due to failure to meet continued service requirements are not included in the FAS 123R calculation.

(9)	Mr. O’Meara forfeited (i) 149,938 unvested options on October 29, 2007 and (ii) 42,862 vested options on December 28, 2007. Unvested options forfeited due to failure to meet continued service requirements are not included in the FAS 123R calculation.

(10)	Under his separation agreement, Mr. O’Meara’s severance compensation consists of $810,000, which is equal to two years of his base salary. This sum will be paid in installments over a two-year period. He will also receive a lump sum payment of $500,203, the average of his bonuses for the last two years, in May 2008. Additionally, he will receive $3,662 paid out in seven bi-weekly installments after the date of the separation agreement as reimbursement of medical and dental insurance costs. All of these amounts are included in the “All Other Compensation” column.

Mr. O’Meara will also receive certain stock awards and benefits under his two-year consulting agreement with the Corporation. The value of these payments is not included in the “Summary Compensation Table” because they were not earned in 2007.

See “Potential Payments Upon Termination or Change in Control — Mr. O’Meara’s Separation Arrangements.”

2007 Grants of Plan-Based Awards

The following table below sets forth the individual grants of plan-based awards made to each of our NEOs during 2007.

								All Other
						All Other		Option
						Stock Awards:		Awards:		Exercise	Grant Date
			Estimated Future Payouts Under			Number		Number of		or Base	Fair Value
			Non-Equity Incentive Plan Awards			of Shares		Securities		Price of	of Stock
		Approval	(2)			of Stock		Underlying		Option	and Option
	Grant	Date	Threshold	Target	Maximum	or Units		Options		Awards	Awards
Name	Date	(1)	($)	($)	($)	(#)(3)		(#)(4)		($/Sh)(5)	(6)

Floyd F. Sherman			48,000	600,000
	2/27/07					220,000					3,960,000
	2/27/07							330,000		18.00	2,028,434

Charles L. Horn			30,000	375,000
	2/27/07					19,300					347,400
	2/27/07							32,100		18.00	222,218
Morris E. Tolly			32,500	400,000
	2/27/07					10,700					192,600
	2/27/07							17,900		18.00	123,916
Donald F. McAleenan			28,800	360,000
	2/27/07					17,100					307,800
	2/27/07							28,600		18.00	197,989
Frederick B Schenkel			17,424	217,800
	2/27/07					3,000					54,000
	2/27/07							5,000		18.00	34,613
Kevin P. O’Meara			32,400	405,000
	2/27/07					38,000	(7)				684,000
	2/27/07							64,200	(7)	18.00	444,436
	12/11/07	11/2/07				89,334					705,739

(1)	If other than grant date.

(2)	Represents threshold and target payout levels for 2007 performance under the Management Incentive Plan. There is no maximum payout level, although the Board of Directors does not anticipate that any annual payment under the Management Incentive Plan would exceed an amount equal to 250% of the annual base salary of the executive officer. The actual amount earned by each NEO in 2007 is reported under the “Non-Equity Incentive Plan Compensation” column in the “Summary Compensation Table.” The threshold payment set forth in the table is the lowest payment attainable upon hitting the minimum threshold with respect to one of the three company-performance based elements of the Management Incentive Plan. A lower payment is possible if the only payout under the Management Incentive Plan is under the fourth element, which is an evaluation of personal performance. There is no minimum threshold payment under the personal performance element. For more information regarding the Management Incentive Plan, see the discussion in “Compensation Discussion and Analysis.”

(3)	Awards of time-vesting restricted stock are under the 2005 Equity Incentive Plan. For Mr. Sherman, the restricted stock vests in two equal annual installments on each of the first and second anniversaries of the grant date. For the other NEOs, the restricted stock vests in three equal annual installments on each of the first, second, and third anniversaries of the grant date. The December 11, 2007 grant to Mr. O’Meara was an award of time-vesting restricted stock under the 2007 Incentive Plan and pursuant to the consulting agreement Mr. O’Meara entered into with the Corporation in connection with his termination of employment. This restricted stock vests in full on the second anniversary of the grant date.

(4)	Award of time-vesting stock options granted under the 2005 Equity Incentive Plan. The exercise price of the options is equal to the closing price of the Corporation’s Common Stock on the date of the grant. For Mr. Sherman, the options vest in two equal annual installments on each of the first and second anniversaries of the grant date. For the other NEOs, the options vest in three equal annual installments on each of the first, second, and third anniversaries of the grant date. The options expire ten years from the grant date.

(5)	These options will be subject to the Exchange Offer described in Proposal 2 if it is approved by the stockholders at the annual meeting.

(6)	Represents the grant date fair value of each award. The grant date fair value of the awards is determined pursuant to FAS 123R. The assumptions used in determining the grant date fair values of the awards are set forth in Note 2, “Summary of Significant Accounting Policies,” in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007.

(7)	These awards expired without vesting on the date Mr. O’Meara’s employment terminated, October 29, 2007.

Employment Agreements

We have employment agreements with Messrs. Sherman, Horn, Tolly, and McAleenan that include the terms described below. Additional information regarding the severance benefits provided under the employment agreements may be found under “Potential Payments Upon Termination or Change in Control.”

Mr. Sherman.  Mr. Sherman’s employment agreement was entered into on September 1, 2001, and, as amended on June 1, 2005, has a two-year term, with automatic renewals each year commencing on the first anniversary of the effective date of the employment agreement, unless either party provides at least 90 days’ notice of non-renewal. Mr. Sherman’s employment agreement sets his base salary at $600,000, subject to annual review and increase as deemed appropriate by the Board of Directors. At his request, Mr. Sherman’s base salary has remained unchanged since September 2001. Mr. Sherman’s employment agreement also provides that Mr. Sherman will be eligible for an annual cash incentive bonus of up to 133% of his base salary, as determined by the Board of Directors. The Board of Directors may increase the amount of Mr. Sherman’s bonus if it deems such an increase appropriate. Pursuant to his employment agreement, Mr. Sherman is entitled to fully participate in all (i) health and dental benefits and insurance programs, (ii) life and short- and long-term disability benefits and insurance programs, and (iii) defined contribution and equity compensation programs, all as available to senior executive officers of the Corporation generally.

Messrs. Horn, Tolly, and McAleenan.  The employment agreements with Messrs. Horn, Tolly, and McAleenan were entered into on January 15, 2004. Each of these agreements has a one-year term, with automatic one-year renewals commencing on the first anniversary of the effective date of the employment agreement, unless either party provides at least 90 days’ notice of non-renewal. For 2007, the minimum base salaries of Messrs. Horn, Tolly, and McAleenan were $375,000, $400,000, and $360,000, respectively. The employment agreement of each of Messrs. Horn, Tolly, and McAleenan provides for the payment of an annual cash incentive bonus with a minimum target of 100% of their salary. The employment agreements also provide that the executives are entitled to fully participate in all (i) health and dental benefits and insurance programs, (ii) life and short- and long-term disability benefits and insurance programs, and (iii) defined contribution and equity compensation programs, all as available to senior executive officers of the Corporation generally.

Mr. O’Meara.  Prior to the termination of his employment with the Corporation on October 29, 2007, Mr. O’Meara had an employment agreement containing the same terms as the employment agreements with Messrs. Horn, Tolly, and McAleenan. His minimum base salary was $405,000 in 2007. In connection with his termination of employment, Mr. O’Meara entered into a separation agreement and a consulting agreement with the Corporation. For more information, see “Potential Payments Upon Termination or Change in Control — Mr. O’Meara’s Separation Arrangements.”

2007 Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning equity awards that are outstanding as of December 31, 2007 for each of our NEOs.

	Option Awards								Stock Awards
					Equity Incentive
					Plan Awards:						Market
	Number of		Number of		Number of				Number of		Value of
	Securities		Securities		Securities				Shares or		Shares or
	Underlying		Underlying		Underlying				Units of		Units of
	Unexercised		Unexercised		Unexercised		Option		Stock That		Stock That
	Options		Options		Unearned		Exercise	Option	Have Not		Have Not
	(#)		(#)		Options		Price	Expiration	Vested		Vested
Name	Exercisable		Unexercisable		(#)		($)	Date	(#)		($)(1)

Floyd F. Sherman	235,753	(2)					3.15	1/16/12
			330,000	(3)(4)			18.00	2/27/17
									220,000	(5)	1,588,400

Charles L. Horn	147,650	(2)					3.15	1/16/12
	74,523	(6)					3.15	2/27/14
	21,431	(4)(7)	42,869	(4)(7)			23.87	2/14/16
			32,100	(4)(8)			18.00	2/27/17
									25,734	(9)	185,799
									19,300	(10)	139,346

Morris E. Tolly	5,400	(11)			5,400	(11)	3.15	1/1/13
	62,500	(6)					3.15	2/27/14
	11,898	(4)(7)	23,802	(4)(7)			23.87	2/14/16
			17,900	(4)(8)			18.00	2/27/17
									16,668	(12)	120,343
									14,267	(9)	103,008
									10,700	(10)	77,254

Donald F. McAleenan	236,714	(13)					3.15	1/16/12
	46,295	(6)					3.15	2/27/14
	19,031	(4)(7)	38,069	(4)(7)			23.87	2/14/16
			28,600	(4)(8)			18.00	2/27/17
									22,867	(9)	165,100
									17,100	(10)	123,462

Frederick B. Schenkel	5,000	(14)					3.15	2/11/12
	10,400	(11)			2,600	(11)	3.15	1/1/13
	5,000	(6)					3.15	2/27/14
	3,333	(4)(7)	6,667	(4)(7)			23.87	2/14/16
			5,000	(4)(8)			18.00	2/27/17
									4,000	(9)	28,880
									3,000	(10)	21,660

Kevin P. O’Meara	340,934	(13)					3.15	1/16/12(15)
									89,334	(16)	644,991

(1)	Reflects the value as calculated using the closing market price of our Common Stock as of December 31, 2007 ($7.22).

(2)	Stock options awarded to the executive on January 16, 2002 under the 1998 Stock Incentive Plan. The options vested in four equal tranches on each of September 1, 2002, 2003, 2004, and 2005.

(3)	Stock options awarded to the executive on February 27, 2007 under the 2005 Equity Incentive Plan. The options vest in two equal tranches on each of February 27, 2008 and 2009.

(4)	These options will be subject to the Exchange Offer described in Proposal 2 if it is approved by the stockholders at the annual meeting.

(5)	Restricted stock awarded to the executive on February 27, 2007 under the 2005 Equity Incentive Plan. The restricted shares vest in two equal tranches on each of February 27, 2008 and 2009.

(6)	Stock options awarded to the executive on March 1, 2004 under the 1998 Stock Incentive Plan. The options vested based on the Corporation achieving specified performance targets as follows: (i) one sixth on December 31, 2004, based on performance targets for 2004, (ii) one sixth on December 31, 2005, based on performance targets for 2005, (iii) one sixth on December 31, 2006, based on performance targets for 2006, and (iv) one half on December 31, 2006, based on performance targets for the three-year period including 2004, 2005, and 2006.

(7)	Stock options awarded to the executive on February 14, 2006 under the 2005 Equity Incentive Plan. The options vest in three equal tranches on each of February 14, 2007, 2008, and 2009.

(8)	Stock options awarded to the executive on February 27, 2007 under the 2005 Equity Incentive Plan. The options vest in three equal tranches on each of February 27, 2008, 2009, and 2010.

(9)	Restricted stock awarded to the executive on February 14, 2006 under the 2005 Equity Incentive Plan. The restricted shares vest in three equal tranches on each of February 14, 2007, 2008, and 2009.

(10)	Restricted stock awarded to the executive on February 27, 2007 under the 2005 Equity Incentive Plan. The restricted shares vest in three equal tranches on each of February 27, 2008, 2009, and 2010.

(11)	Stock options awarded to executive on January 1, 2003 under the 1998 Stock Incentive Plan. The options vest based on the attainment of yearly financial targets on each of January 1, 2004, 2005, 2006, 2007, and 2008.

(12)	Restricted stock awarded to the executive on October 25, 2005 under the 2005 Equity Incentive Plan. The restricted shares vest in three equal tranches on each of October 25, 2006, 2007, and 2008.

(13)	Stock options awarded to the executive on January 16, 2002 under the 1998 Stock Incentive Plan. The options were 20% vested on the date of grant and an additional 20% vested on each of September 1, 2002, 2003, 2004, and 2005.

(14)	Stock options awarded to the executive on February 11, 2002 under the 1998 Stock Incentive Plan. The options vested based on the attainment of yearly financial targets on each of February 11, 2003, 2004, 2005, 2006, and 2007.

(15)	The termination of Mr. O’Meara’s employment will cause the options to be forfeited on January 27, 2008 if they have not been exercised before that date.

(16)	Restricted stock awarded to the executive on December 11, 2007 under the 2007 Incentive Plan. The restricted shares vest on December 11, 2009.

2007 Option Exercises and Stock Vested

The following table provides information regarding stock options exercised by our NEOs during 2007 and the vesting of restricted stock awards held by our NEOs in 2007.

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired	Value Realized	Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)(1)	(#)	($)(2)

Floyd F. Sherman	—	—	—	—
Charles L. Horn	—	—	12,866	240,080
Morris E. Tolly	—	—	23,799	296,429
Donald F. McAleenan	17,000	83,980	11,433	213,340
Frederick B. Schenkel	7,000	34,580	2,000	37,320
Kevin P. O’Meara	50,748	351,836	25,666	478,928

(1)	Reflects the value as calculated by the difference between the market price (closing price on the day prior to the exercise in the case where option shares were held and sale price in the case where option shares were sold at the time of exercise) of our Common Stock at the time of exercise and the exercise price of the stock options.

(2)	Reflects the value as calculated by multiplying the number of shares of stock by the closing market price of our Common Stock on the date of vesting.

Potential Payments Upon Termination or Change in Control

As described above in the narrative following the “2007 Grants of Plan-Based Awards” table, we have entered into employment agreements with four of our NEOs, which, among other things, provide benefits to such NEOs in the event of a termination of employment under certain circumstances.

Mr. Sherman’s Agreement

Termination without Cause.  Mr. Sherman’s employment agreement provides that if he is terminated by the Corporation without “cause” (as defined in the employment agreement) he will be entitled to payment of his annual base salary and health and welfare benefits for the remainder of the term of the employment agreement.

Termination by Reason of Executive’s Death or Disability.  The agreement also provides that, upon Mr. Sherman’s termination of employment by reason of his death or disability, Mr. Sherman (or his beneficiaries) will be entitled to continuation of his base salary and health benefits for one year after his date of termination. In the event of Mr. Sherman’s disability, this amount will be reduced by the proceeds of any short- and/or long-term disability payments he receives under the Corporation’s plans.

Restrictive Covenants.  During his employment with the Corporation and for one year thereafter, Mr. Sherman may not disclose confidential information and may not directly or indirectly compete with the Corporation. In addition, Mr. Sherman may not solicit any employees of the Corporation or any of its subsidiaries during his employment with the Corporation and for two years thereafter.

Agreements with Messrs. Horn, Tolly, and McAleenan

Termination by the Corporation without Cause; Certain Terminations by the Executive; Non-Renewal of Employment Agreement; Mutual Consent to Termination.  Under each of these employment agreements, in the event that (i) the executive’s employment is terminated by us without “cause” (as defined in the employment agreement), (ii) the executive terminates his employment because of a material adverse diminution in job title or responsibilities or a relocation of his principal place of employment more than 100 miles from its current location without his consent, (iii) we notify the executive of our intent not to renew the employment agreement and the executive delivers a “notice of resignation” (as defined in the employment agreement) within 90 days of receipt of the notice of non-renewal, or (iv) the executive’s employment is terminated by mutual consent and the parties enter into an agreement whereby the executive agrees to be bound by the post-termination restrictive covenants in the agreement (described below), the executive will be entitled to continuation of his base salary and health benefits for one year after the date of termination plus payment of an amount equal to his “average bonus compensation” (defined in the employment agreements as an amount equal to the average of the annual bonus amounts earned by the executive under the Corporation’s annual incentive plan during the two most recent fiscal years ended prior to the executive’s date of termination).

Termination by Reason of Executive’s Death or Disability.  The agreements also provide that upon the executive’s termination of employment by reason of his death or disability, the executive (or his beneficiaries) will be entitled to continuation of his base salary and health benefits for one year after the date of termination. In the event of executive’s disability, this amount will be reduced by the proceeds of any short- and/or long-term disability payments the executive receives under the Corporation’s plans.

Restrictive Covenants.  During the executive’s employment with us and for one year thereafter, the executive may not disclose confidential information and may not directly or indirectly compete with the Corporation. In addition, the executive may not solicit any employees of the Corporation or any of its subsidiaries during his employment with us and for two years thereafter.

Mr. O’Meara’s Separation Arrangements

Mr. O’Meara’s employment with the Corporation ended on October 29, 2007. At that time, he was subject to an employment agreement that was virtually identical to the employment agreements between the Corporation and Messrs. Horn, Tolly, and McAleenan. On December 11, 2007, the Corporation and Mr. O’Meara entered into an Employment Separation Agreement (the “Separation Agreement”). Under the Separation Agreement, Mr. O’Meara is entitled to receive payments in the sum of $810,000, which is equal to two years of his base salary. This sum will be paid in installments over a two-year period. Mr. O’Meara will also be entitled to receive $500,203, the average of his bonuses for the last two years, in May 2008.

Additionally, the Corporation and Mr. O’Meara have entered into a Consulting Agreement (the “Consulting Agreement”) for a period of two years commencing on the execution of the Separation Agreement. Mr. O’Meara will receive 89,334 shares of restricted stock as compensation for his consulting services. All of the restricted shares will vest at the end of the two-year period. Mr. O’Meara will also receive $1,000 per month to defray his expenses during the first 12 months of the Consulting Agreement.

Pursuant to the terms of the Separation Agreement, Mr. O’Meara is entitled to $3,662 paid out in seven bi-weekly payments after the date of the Separation Agreement. This amount represents the Corporation’s portion of the medical and dental insurance plans in which Mr. O’Meara has participated for six months from the date of termination of his employment. Under the Consulting Agreement, Mr. O’Meara is entitled to participate in the Corporation’s health plans for eighteen months. The value of this participation is estimated to be $598 per month, or $10,767 over the 18-month period, based on the Corporation’s current healthcare costs.

The Separation Agreement and the Consulting Agreement each include three-year confidentiality and two-year non-competition and customer and employee non-solicitation provisions.

The Corporation’s obligations under the prior employment agreement between the Corporation and Mr. O’Meara are superseded by the Separation Agreement.

Summary of Termination Payments and Benefits

The following table summarizes the value of the termination payments and benefits that our NEOs would receive if they had terminated employment on December 31, 2007 under the circumstances shown. The amounts shown in the table exclude distributions under our 401(k) retirement plan and any additional benefits that are generally available to all of our salaried employees.

	Mr. Sherman	Mr. Horn	Mr. Tolly	Mr. McAleenan	Mr. Schenkel

Reason for Termination:
By Corporation Without Cause; Certain Terminations by the Executive; Non-Renewal of Employment Agreement; Mutual Consent to Termination(1)
Cash Severance(2)	$1,000,000	$579,832	$618,295	$556,128	$—
Health & Welfare Continuation(3)	17,879	7,683	6,321	7,954	—

Total Estimated Value of Payments and Benefits(4)	$1,017,879	$587,515	$624,616	$564,082	$—

Death or Disability(5)
Cash Severance(6)	$600,000	$375,000	$400,000	$360,000	—
Health & Welfare Continuation(7)	10,727	7,683	6,321	7,954	—

Total Estimated Value of Payments and Benefits(4)	$610,727	$382,683	$406,321	$367,954	$—

(1)	Mr. Sherman will only receive these benefits upon a termination of his employment by the Corporation without cause. In the case of a termination by mutual consent of a named executive officer with an employment agreement (other than Mr. Sherman), the officer must agree to be bound by certain post-termination restrictive covenants in order to be eligible to receive these benefits.

(2)	For Mr. Sherman, includes the dollar value of continuation of his annual base salary for the remainder of the term of the employment agreement (one year and eight months). For Messrs. Horn, Tolly, and McAleenan, includes the dollar value of continuation of the executive’s then-current base salary for a period of one year and a lump sum payment equal to his “average bonus compensation” (defined in the employment agreements as an amount equal to the average of the annual bonus amounts earned by the executive under the Corporation’s annual incentive plan during the two most recent fiscal years ended prior to the executive’s date of termination).

(3)	For Mr. Sherman, the dollar value represents the cost of providing continued health and welfare benefits to the executive for the remainder of the term of the employment agreement (one year and eight months). For Messrs. Horn, Tolly, and McAleenan, the dollar value represents the cost of providing continued health and welfare benefits to the executive for one year after his date of termination of employment.

(4)	Payments under these agreements will be made in accordance with the Corporation’s regular payroll practices.

(5)	Does not include the dollar value of potential short-term and/or long-term disability payments.

(6)	For Messrs. Sherman, Horn, Tolly, and McAleenan, includes the dollar value of continuation of the executive’s then-current base salary for a period of one year. In the case of disability, this amount shall be reduced by the proceeds of any short- and/or long-term disability payments.

(7)	For Messrs. Sherman, Horn, Tolly, and McAleenan, the dollar value represents the cost of providing continued health and welfare benefits to the executive for one year after his date of termination of employment.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement. Based on such reviews and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC.

Submitted by the Compensation Committee:

Cleveland A. Christophe (Chairman)
Ramsey A. Frank
Kevin J. Kruse

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee consists of Messrs. Christophe, Frank, and Kruse. No member of the Compensation Committee was an officer or employee of Builders FirstSource or any of its subsidiaries during the last fiscal year or at any other time or had any relationship with the Corporation requiring disclosure under Item 404 of Regulation S-K. No member of the Compensation Committee was an executive officer of another entity on whose compensation committee or board of directors an executive officer of the Corporation served. Additionally, no executive officer of the Corporation served as a member of the board of directors or compensation committee of another entity, one of whose executive officers served on the Compensation Committee or the Board of Builders FirstSource.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Corporation’s Code of Business Conduct and Ethics and its Supplemental Code of Ethics, both of which are in writing, provide guidelines for identifying, reviewing, approving, and ratifying related party transactions. Related party transactions include those transactions that create an actual, apparent, or potential conflict of interest. Related party transactions involving the Corporation’s Chief Executive Officer, President, Chief Financial Officer, or Controller (or persons forming similar functions) must be submitted to the General Counsel for review. If the General Counsel determines that an actual or apparent conflict of interest exists, the transaction must be submitted to the Audit Committee for approval. The directors and executive officers, as well as all other employees of the Corporation, must obtain a waiver for any activity that violates the Corporation’s Code of Business Conduct and Ethics. The Corporation’s Compliance Committee is responsible for the administration of the Code of Business Conduct and Ethics. However, only the Audit Committee may waive any violation of this code by directors or executive officers.

In the ordinary course of business and on terms no less favorable to us than we could obtain from unaffiliated third parties, in 2007 we purchased $2.7 million in windows and related products from PGT, Inc., through its wholly-owned subsidiary, PGT Industries, Inc. PGT, Inc. is controlled by an affiliate of JLL Partners, Inc. Another affiliate of JLL Partners, Inc. is the beneficial owner of more than five percent of the Corporation’s outstanding Common Stock. From January 1, 2008 through February 29, 2008, we purchased $0.5 million in windows and related products from PGT Industries, Inc. We will most likely continue such purchases in the foreseeable future. Our President, Chief Executive Officer, and Director, Floyd F. Sherman, and our Directors, Paul S. Levy, Ramsey A. Frank, and Brett N. Milgrim, are also directors of PGT, Inc.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee serves an independent oversight role by consulting with and providing guidance to management and the external auditors on matters such as accounting, audits, compliance, controls, disclosure, finance, and risk management. The Board of Directors has affirmatively determined that all Audit Committee members are financially literate and possess “financial sophistication” as defined by the Nasdaq Rules. The Board of Directors has designated the Chairman of the Audit Committee, Robert C. Griffin, and committee members Cleveland A. Christophe and Craig A. Steinke as audit committee “financial experts” under the SEC’s guidelines.

The Audit Committee’s purposes and responsibilities are described in its charter, which is available on the Governance section of the Corporation’s website. They include overseeing the integrity of the Corporation’s financial statements and financial reporting processes, overseeing compliance with legal and regulatory requirements, reviewing the external auditors’ qualifications and independence (including auditor rotation), and reviewing the performance of the Corporation’s internal audit function. The Audit Committee members do not act as accountants or auditors for the Corporation. Management is responsible for the Corporation’s financial statements and the financial reporting process, including the implementation and maintenance of effective internal control over financial reporting and the assessment of, and reporting on, the effectiveness of internal control over financial reporting. The external auditors are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States and for expressing an opinion on the effectiveness of the Corporation’s internal control over financial reporting.

In this context, the Audit Committee has reviewed and discussed, with management and the external auditors, the Corporation’s audited financial statements for the year ended December 31, 2007. The Audit Committee has discussed with the external auditors the matters required to be discussed by Statement on Auditing Standards (SAS) No. 61, Communication with Audit Committees, as amended by SAS 90. In addition, the Audit Committee has received from the external auditors the written disclosures required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and has discussed with them their independence from the Corporation and its management. The Audit Committee has considered whether the external auditors’ provision of non-audit services to the Corporation is compatible with the auditors’ independence.

Following the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the SEC.

Submitted by the Audit Committee:

Robert C. Griffin (Chairman)
Cleveland A. Christophe
Craig A. Steinke

EXECUTIVE OFFICERS OF THE REGISTRANT

The executive officers of Builders FirstSource and their ages (as of March 31, 2008) are as follows:

Floyd F. Sherman, President, Chief Executive Officer, and Director, age 68.  Mr. Sherman has been our Chief Executive Officer and a director since 2001, when he joined the Corporation. He served as President of the Corporation from 2001 until October 2006 and from February 2008 to the present. Prior to joining the Corporation, he spent 28 years at Triangle Pacific/Armstrong Flooring, the last nine of which he served as Chairman and Chief Executive Officer. Mr. Sherman is currently a director of PGT, Inc. and C.H.I. Overhead Doors, Inc. Mr. Sherman has over 40 years of experience in the building products industry. A native of Kerhonkson, New York, and a veteran of the U.S. Army, Mr. Sherman is a graduate of the New York State College of Forestry at Syracuse University. He also holds an M.B.A. degree from Georgia State University.

Charles L. Horn, Senior Vice President and Chief Financial Officer, age 47.  Mr. Horn joined the Corporation in May 1999 as Vice President — Finance and Controller. He was promoted to Senior Vice President and CFO in May 2000. Prior to joining the Corporation, Mr. Horn served in a variety of positions at Pier One Imports, most recently as Vice President and Treasurer. Prior to Pier One, he served as Vice President Finance/Chief Financial Officer of Conquest Industries. Mr. Horn also has seven years of public accounting experience with PriceWaterhouse. Mr. Horn is a C.P.A. and received his B.B.A. degree from Abilene Christian University and an M.B.A. from the University of Texas at Austin.

Morris E. Tolly, Senior Vice President — Operations, age 65.  Mr. Tolly was promoted to the position of Senior Vice President — Operations of the Corporation on January 25, 2007. Mr. Tolly has been with the

Corporation since 1998, when the Corporation acquired Pelican Companies, Inc. (“Pelican”), and has over 40 years of experience in the building products industry. He served in a myriad of roles at Pelican, including sales, Sales Manager, and General Manager. Mr. Tolly was an Area Vice President responsible for 12 locations at the time of Pelican’s acquisition. In 2000, he was promoted to President — Southeast Group with responsibility for 48 locations.

Donald F. McAleenan, Senior Vice President and General Counsel, age 53.  Mr. McAleenan is a co-founder of the Corporation and serves as General Counsel. Prior to co-founding the Corporation in 1998, Mr. McAleenan served as Vice President and Deputy General Counsel of Fibreboard Corporation from 1992 to 1997. Mr. McAleenan was also Assistant General Counsel of AT&E Corporation and spent nine years as a securities lawyer at two New York City law firms. Mr. McAleenan has a B.S. from Georgetown University and a J.D. from New York University Law School.

Frederick B. Schenkel, Vice President — Manufacturing, age 58.  Mr. Schenkel joined the Corporation in 1998 when the Corporation acquired Builders Supply and Lumber (“BSL”) from Pulte Home Corporation. He became Vice President of the Corporation in 1999 and was promoted to Vice President — Manufacturing in 2002. Mr. Schenkel has more than 30 years of experience managing manufacturing facilities in the industry and, before joining BSL, held such positions as manufacturing manager for The Ryland Group, Inc., Vice President of Manufacturing for Diversified Homes Corporation of Maryland, and plant manager for Regional Building Systems, Inc. Mr. Schenkel holds a B.A. in accounting from Saint Bonaventure University.

OWNERSHIP OF SECURITIES

Securities Owned by Directors, Executive Officers, and Certain Beneficial Owners

The following table sets forth certain information regarding the beneficial ownership, as of March 31, 2008, of our Common Stock by (i) each person known to us (based upon their Schedule 13D and 13G filings with the SEC) to hold greater than 5% of the total number of outstanding shares and (ii) each current director or named executive officer and of all the current directors (including director nominees) and executive officers as a group. The number of shares beneficially owned by each person or group as of March 31, 2008 includes shares of Common Stock that such person or group had the right to acquire on or within 60 days after March 31, 2008, including upon the exercise of options. All such information is estimated and subject to change. Each outstanding share of Common Stock entitles its holder to one vote on all matters submitted to a vote of our stockholders.

Ownership of our Common Stock is shown in terms of “beneficial ownership.” Amounts and percentages of Common Stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which he has a right to acquire beneficial ownership within 60 days. More than one person may be considered to beneficially own the same shares. In the table below, unless otherwise noted, a person has sole voting and dispositive power for those shares shown as beneficially owned by such person.

	Shares of	Percentage
	Common Stock	Ownership of Shares
	Beneficially	Beneficially
Name and Address of Beneficial Owner(1)	Owned(2)	Owned(3)(4)

JLL Partners Fund V, L.P.(5)(6)	8,952,551.5	24.8
Warburg Pincus Private Equity IX, L.P.(7)(8)	9,055,392.5	25.1
Stadium Capital Management, LLC(9)(10)	4,811,603	13.4
T. Rowe Price Associates, Inc.(11)	2,896,700	8.0
D. E. Shaw & Co., Inc. (12)(13)	2,683,394	7.4
Paul S. Levy(5)(6)	8,952,551.5	24.8
David A. Barr(7)	9,055,392.5	25.1
Cleveland A. Christophe	6,526	*
Ramsey A. Frank(6)	—	*
Michael Graff(7)	9,055,392.5	25.1
Robert C. Griffin(14)	7,519	*
Kevin J. Kruse(7)	9,055,392.5	25.1
Brett N. Milgrim(6)	—	*
Craig A. Steinke	6,811	*
Floyd F. Sherman(15)	991,658	2.7
Charles L. Horn(16)	315,661	*
Morris E. Tolly(17)	173,230	*
Donald F. McAleenan(18)	473,610	1.3
Frederick B. Schenkel(19)	57,959	*
Kevin P. O’Meara	89,334	*
Directors, Director Nominees, and Executive Officers as a group (15 persons)	20,130,252	54.1

*	Percentage does not exceed one percent of the total outstanding class.

(1)	Unless otherwise indicated, the business address of each person named in the table is Builders FirstSource, Inc., 2001 Bryan Street, Suite 1600, Dallas, Texas 75201.

(2)	The number of shares beneficially owned by each person or group as of March 31, 2008 includes shares of Common Stock that such person or group had the right to acquire on or within 60 days after March 31, 2008, including upon the exercise of stock options.

(3)	For each person and group included in the table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group as described above by the sum of 36,038,344 shares of Common Stock outstanding on March 31, 2008 and the number of shares of Common Stock that such person or group had the right to acquire on or within 60 days of March 31, 2008, including upon the exercise of options.

(4)	Subject to dilution resulting from awards of Common Stock and exercise of options to acquire Common Stock under the 1998 Stock Incentive Plan, the 2005 Equity Incentive Plan, and/or the 2007 Incentive Plan.

(5)	Building Products, LLC is the direct record owner of 17,605,103 shares of our Common Stock, but has no power to vote or dispose of such shares of Common Stock. By virtue of its position as a member of Building Products, LLC and pursuant to the Amended and Restated Limited Liability Company Agreement of Building Products, LLC, JLL Partners Fund V, L.P., a Delaware limited partnership (“JLL Fund V”), may be deemed to be the beneficial owner of 8,952,551.5 shares of Common Stock held by Building Products, LLC. The sole general partner of JLL Fund V is JLL Associates V, L.P., a Delaware limited partnership (“JLL Associates V”); the sole general partner of JLL Associates V is JLL Associates G.P. V, L.L.C., a Delaware limited liability company (“JLL Associates G.P.”); and the sole managing member of JLL Associates G.P. is Mr. Paul Levy. Each of JLL Fund V, JLL Associates V, JLL Associates G.P., and Mr. Levy may be deemed to be the beneficial owner of the securities reported as beneficially owned by JLL Fund V. Each of JLL Fund V, JLL Associates V, and JLL Associates G.P. has disclaimed beneficial ownership of our Common Stock. Mr. Levy only has a pecuniary interest in a portion of the shares set forth herein.

(6)	The business address for JLL Partners Fund V, L.P., JLL Associates V, L.P., JLL Associates G.P. V, L.L.C., and Messrs. Levy, Frank, and Milgrim is 450 Lexington Ave., 31st Floor, New York, New York 10017.

(7)	Includes 402,841 shares of Common Stock held directly by Warburg Pincus Private Equity IX, L.P., a Delaware limited partnership (“WP IX”), and 8,652,551.5 shares of Common Stock held by Building Products, LLC. Building Products, LLC is the direct record owner of 17,605,103 shares of our Common Stock, but has no power to vote or dispose of such shares of Common Stock. By virtue of its position as a member of Building Products, LLC and pursuant to the Amended and Restated Limited Liability Company Agreement of Building Products, LLC, WP IX may be deemed to be the beneficial owner of 8,652,551.5 shares of Common Stock held by Building Products, LLC. The sole general partner of WP IX is Warburg Pincus IX LLC, a New York limited liability company (“WP IX LLC”); Warburg Pincus Partners LLC, a New York limited liability company (“WPP LLC”), is the sole member of WP IX LLC; Warburg Pincus & Co., a New York general partnership (“WP”), is the managing member of WPP LLC; Warburg Pincus LLC, a New York limited liability company (“WP LLC”), manages WP IX; and Charles R. Kaye and Joseph P. Landy are each Managing General Partners of WP and Co-Presidents and Managing Members of WP LLC. By reason of the provisions of Rule 16a-1 of the Exchange Act, WP, WP LLC, WPP LLC, WP IX LLC, Mr. Kaye, and Mr. Landy may be deemed to be the beneficial owners of the securities reported as beneficially owned by WP IX. Each of WP, WP LLC, WPP LLC, WP IX LLC, Mr. Kaye, and Mr. Landy all disclaim beneficial ownership of all shares of Common Stock except to the extent of any indirect pecuniary interest therein.

Messrs. Barr, Graff, and Kruse are partners of WP and are members and Managing Directors of WP LLC. As such, each may be deemed to have an indirect pecuniary interest (within the meaning of 16a-1 of the Exchange Act) in an indeterminate portion of the securities reported as beneficially owned by WP IX. Each of Messrs. Barr, Graff, and Kruse disclaims beneficial ownership of such securities except to the extent of any indirect pecuniary interest therein. None of Messrs. Barr, Graff, and Kruse directly own any shares of Common Stock.

(8)	The business address for Warburg Pincus Private Equity IX, L.P., Warburg Pincus IX, LLC, Warburg Pincus Partners LLC, Warburg Pincus & Co., Warburg Pincus LLC, and Messrs. Charles R. Kaye and Joseph P. Landy is 466 Lexington Avenue, New York, New York, 10017.

(9)	Alexander M. Seaver and Bradley R. Kent each have reported beneficial ownership of 4,811,603 shares of Common Stock. Stadium Relative Value Partners, L.P. (“SRV”) has reported beneficial ownership of 3,008,317 shares of Common Stock. Stadium Capital Management, LLC (“SCM”) is an investment advisor whose clients, including SRV, have the right to receive or the power to direct the receipt from, or the proceeds from the sale of, the foregoing Common Stock. Messrs. Seaver and Kent are the managing members of SCM, which is the general partner of SRV.

(10)	The business address for Stadium Capital Management, LLC is 19785 Village Office Court, Suite 101, Bend, Oregon 97702.

(11)	The business address for T. Rowe Price Associates, Inc. is 100 East Pratt St., Baltimore MD 21202.

(12)	D.E. Shaw Laminar Portfolios, L.L.C. (“Laminar”) owns 2,507,760 shares of Common Stock. D.E. Shaw Valence Portfolios, L.L.C. owns 171,493 shares of Common Stock. D.E. Shaw Investment Management, L.L.C. has 4,141 shares of Common Stock under management. D.E. Shaw & Co., L.L.C. beneficially owns 2,507,760 shares of Common Stock. D.E. Shaw & Co. L.P. beneficially owns 2,683,394 shares of Common Stock. David E. Shaw beneficially owns 2,683,394 shares of Common Stock.

David E. Shaw does not own any shares directly. By virtue of David E. Shaw’s position as President and sole stockholder of D. E. Shaw & Co., Inc., which is the general partner of D. E. Shaw & Co., L.P., which in turn is the managing member and investment adviser of D. E. Shaw Valence Portfolios, L.L.C., the investment adviser of D. E. Shaw Laminar Portfolios, L.L.C., and the managing member of D. E. Shaw Investment Management, L.L.C., and by virtue of David E. Shaw’s position as President and sole stockholder of D. E. Shaw & Co. II, Inc., which is the managing member of D. E. Shaw & Co., L.L.C., which in turn is the managing member of D. E. Shaw Laminar Portfolios, L.L.C., David E. Shaw may be deemed to have the shared power to vote or direct the vote of, and the shared power to dispose or direct the disposition of, the 2,683,394 shares as described above constituting 7.4% of the outstanding shares and, therefore, David E. Shaw may be deemed to be the beneficial owner of such shares. David E. Shaw disclaims beneficial ownership of such 2,683,394 shares.

(13)	The business address for D. E. Shaw & Co., Inc. is 39th Floor, Tower 45, 120 West Forty-Fifth Street, New York, New York 10036.

(14)	These shares are held in a margin account.

(15)	Includes 400,753 shares of Common Stock issuable upon exercise of options exercisable within 60 days of March 31, 2008 under the 1998 Stock Incentive Plan and 2005 Equity Incentive Plan.

(16)	Includes 275,733 shares of Common Stock issuable upon exercise of options exercisable within 60 days of March 31, 2008 under the 1998 Stock Incentive Plan and 2005 Equity Incentive Plan.

(17)	Includes 103,062 shares of Common Stock issuable upon exercise of options exercisable within 60 days of March 31, 2008 under the 1995 Stock Incentive Plan and 2005 Equity Incentive Plan.

(18)	Includes 330,603 shares of Common Stock issuable upon exercise of options exercisable within 60 days of March 31, 2008 under the 1998 Stock Incentive Plan and 2005 Equity Incentive Plan.

(19)	Includes 28,732 shares of Common Stock issuable upon exercise of options exercisable within 60 days of March 31, 2008 under the 1998 Stock Incentive Plan and 2005 Equity Incentive Plan.

Building Products, LLC

On February 27, 2006, JLL Fund V and WP IX each acquired 50% of the limited liability company interests of Building Products, LLC. Building Products, LLC (on behalf of JLL Fund V) acquired shares of our Common Stock in a private purchase on December 6, 2006. WP IX acquired shares of our Common Stock in the open market on November 30, 2006, December 1, 2006, December 4, 2006, March 14, 2007, February 27, 2008, February 28, 2008, February 29, 2008, March 3, 2008, March 4, 2008, March 5, 2008, March 6, 2008, March 7, 2008, March 10, 2008, March 11, 2008, and March 12, 2008. Accordingly, as of March 27, 2008, JLL Fund V and WP IX may be deemed to beneficially own 24.8% and 25.1% of our Common Stock, respectively.

The Amended and Restated Limited Liability Company Agreement of Building Products, LLC, as further amended on December 6, 2006, provides, among other things, that each of JLL Fund V and WP IX holds such number of interests in Building Products, LLC as equals the number of shares of our Common Stock deemed to be beneficially owned by JLL Fund V or WP IX, as applicable. As a member of Building Products, LLC, each of JLL Fund V and WP IX is deemed to hold the number of shares of our Common Stock it held on February 27, 2006, plus any shares of our Common Stock acquired by Building Products, LLC on behalf of such member and any shares of our Common Stock contributed to Building Products, LLC by such member, less any shares of our Common Stock transferred from Building Products, LLC on behalf of such member. Each of JLL Fund V and WP IX directs the voting of the securities of the Corporation beneficially owned by it as it sees fit, without any agreement, arrangement, or understanding between them regarding the voting of the subject securities of the Corporation. In furtherance thereof, Building Products, LLC has delivered to each of JLL Fund V and WP IX an irrevocable proxy, coupled with an interest, to vote on all matters submitted to stockholders of the Corporation, such number of shares of our Common Stock as is equal to the total number of shares of our Common Stock held by Building Products, LLC, multiplied by each of the members’ respective percentage ownership interest in Building Products, LLC. Neither JLL Fund V nor WP IX may direct the disposition of the shares of the other party. Each party may transfer and cause Building Products, LLC to transfer the shares of our Common Stock that it beneficially owns, subject to certain volume limitations and other provisions.

Furthermore, under the terms of the Amended and Restated Limited Liability Company Agreement, Building Products, LLC will use its commercially reasonable efforts to cause the Board of Directors of the Corporation to include designees of each of JLL Fund V and WP IX, and each of JLL Fund V and WP IX will select such designees as it deems appropriate, without any agreement, arrangement, or understanding between them to work collectively to achieve the appointment of the parties’ designees to our Board of Directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act (“Section 16(a)”) requires Builders FirstSource’s directors and executive officers, and certain persons who own more than ten percent of a registered class of the Corporation’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other security interests of Builders FirstSource. Directors, executive officers, and greater than ten percent stockholders are required by the regulations of the SEC to furnish the Corporation with copies of all Section 16(a) forms they file.

In February 2007, the Corporation filed, on behalf of Morris Tolly, our Senior Vice President — Operations, a report on Form 3 that was three days late. To the Corporation’s knowledge, based solely on a review of the copies of such reports furnished to the Corporation and written representations that no other reports were required during the fiscal year ended December 31, 2007, all other Section 16(a) filing requirements were complied with, as applicable to its directors, executive officers, and greater than ten percent owners.

PROPOSAL 2 — APPROVAL OF STOCK OPTION EXCHANGE PROGRAM

The Board of Directors has determined that it is in the best interests of the Corporation and its stockholders to implement an exchange program (the “Exchange Program”) under which the Corporation’s employees (the “Eligible Employees”) who hold options to purchase the Corporation’s Common Stock that have exercise prices of $17.90 per share or more (the “Eligible Options”) will be given a one-time opportunity to exchange the Eligible Options for an equal number of new options to purchase the Corporation’s Common Stock (the “New Options”). The New Options will have exercise prices set equal to the closing market price of the Corporation’s Common Stock on the day the New Options are granted, which is expected to be on, or as soon as practicable after, the date of the annual meeting. The New Options will also have ten-year terms and be subject to new vesting provisions. The Board believes the Exchange Program will enhance long-term stockholder value by improving the Corporation’s ability to incentivize and retain its employees.

Background

The Board believes that, in order to enhance long-term stockholder value, the Corporation needs to implement and maintain competitive employee incentive compensation and retention programs. Stock options have been, and continue to be, a key component of the Corporation’s long-term employee incentive compensation and retention programs. Stock options are designed to motivate and reward employees’ efforts to drive the Corporation’s growth and success. By granting stock options to key employees, the Corporation intends to align their interests with its stockholders, provide incentives for them to grow long-term stockholder value, and encourage their long-term employment.

As a result of the downturn in the single-family homebuilding industry over the last two years and the resulting deterioration in the stock price of many companies engaged in the industry, including the Corporation, a significant number of the Corporation’s key managers hold stock options with exercise prices that substantially exceed the current market price of the Corporation’s common stock. These options are commonly referred to as being “underwater.” Consequently, the Board believes these options no longer provide the long-term incentive and retention objectives that they were intended to provide. The Exchange Program is intended to address this situation by providing these key managers with an opportunity to exchange Eligible Options for New Options. The Board approved the Exchange Program in lieu of granting additional options to the key managers eligible for the Exchange Program (other than de minimus grants to a few of these key managers).

Under the Nasdaq Rules, stockholder approval is required to implement the Exchange Program. If approved by the stockholders, the Exchange Program would provide the Corporation with an opportunity to motivate these key managers to achieve future growth. By realigning the exercise prices of previously-granted stock options with the closing price of the Corporation’s Common Stock on the date the New Options are granted, the Board believes the options covered by the Exchange Program will again become important tools to help motivate and retain these key managers and continue to align their interests with those of the Corporation’s stockholders.

The Exchange Program

To implement the Exchange Program, the Corporation will commence an exchange offer to Eligible Employees upon the terms and subject to the conditions set forth in “tender offer” documents and related materials, which are currently expected to be filed with the SEC and distributed to all Eligible Employees in April 2008 (the “Exchange Offer”). In the Exchange Offer, Eligible Employees will be offered a one-time opportunity to exchange their Eligible Options for New Options on a one-for-one basis. Each New Option will have an exercise price equal to the closing price of the Corporation’s Common Stock as reported by the Nasdaq Stock Market (the “Option Price”) on the day the New Options are granted (the “Grant Date”). If this proposal for the Exchange Program is approved by the stockholders, the Corporation expects the Grant Date and the closing of the Exchange Offer (the “Closing Date”) to occur on, or as soon as practicable after, the annual meeting. The Eligible Options tendered for cancellation under the Exchange Program will be cancelled on the Closing Date unless the Corporation elects, in its sole discretion, not to accept any or all of such tendered options. Eligible Employees will have at least 20 business days to decide whether to participate in the Exchange Offer. No partial tenders of Eligible Options will be permitted. The Exchange Program will have no effect on the number of shares subject to outstanding options.

The exercise prices of the Eligible Options range from $17.90 to $23.87 per share. The closing price of the Corporation’s Common Stock as reported by the Nasdaq Stock Market on March 31, 2008 was $7.26 per share. As of March 31, 2008, the 943,200 Eligible Options are held by a total of 24 key managers, including the named executive officers. Members of the Board of Directors (other than Mr. Sherman), consultants, and former and retired employees will not be eligible to participate in the Exchange Program. An Eligible Employee must be employed on the date the Exchange Offer commences and continue to be an employee who has not submitted or received a notice of termination as of the Grant Date to participate in the Exchange Program.

The New Options will be unvested on the Grant Date and will vest as follows (i) for Mr. Sherman, one-half of his New Options will become exercisable on each of February 26, 2009 and 2010 and (ii) for all of the other Eligible Employees, one-third of the New Options will become exercisable on each of February 26, 2009, 2010, and 2011. If an Eligible Employee terminates his or her employment, his or her New Options will not continue to vest. Each New Option will have a ten-year term and will expire on the tenth anniversary of the Grant Date. The other terms and conditions of the New Options will be set forth in an option agreement to be entered into effective as of the Grant Date. These terms and conditions are generally expected to be comparable to the terms and conditions of the Eligible Options, except as described herein. The New Options will be granted under, and subject to, the provisions of the 2005 Equity Incentive Plan.

The Board of Directors authorized the Exchange Program in February 2008 upon the recommendation of the Compensation Committee and subject to stockholder approval. The Exchange Offer will not be consummated, and accordingly there will be no exchange of options under the Exchange Program and the Exchange Program will automatically terminate, if this proposal to approve the Exchange Program does not receive the requisite affirmative vote of stockholders at the annual meeting or any adjournment or postponement thereof. Even if approved by the stockholders, the Board will retain the authority, in its sole discretion, to terminate, modify, or postpone the Exchange Program at any time prior to the Closing Date.

Voting in favor of this proposal at the annual meeting does not constitute an election to participate in the Exchange Program.

New Plan Benefits

		Weighted Average	Average Remaining
	Number of Shares	Exercise Price Per	Contractual Life of
	Underlying Eligible	Share Underlying	Eligible Options
Name and Position	Options	Eligible Options	(Years)

Floyd F. Sherman, Chief Executive Officer and President	330,000	18.00	9.17
Charles L. Horn, Senior Vice President and Chief Financial Officer	96,400	21.92	8.47
Morris E. Tolly, Senior Vice President — Operations	53,600	21.91	8.48
Donald F. McAleenan, Senior Vice President and General Counsel	85,700	21.91	8.48
Frederick B. Schenkel, Vice President — Manufacturing	15,000	21.91	8.47
Kevin P. O’Meara, Former President and Chief Operating Officer	—	—	—
Executive Group	580,700	19.69	8.87
Non-Executive Director Group	—	—	—
Non-Executive Officer Employee Group	362,500	21.13	8.29

U.S. Federal Income Tax Consequences

The U.S. federal income tax discussion set forth below is intended for general information only and does not purport to be a complete analysis of all of the potential tax effects regarding the exchange, issuance, and exercise of the New Options. It is based upon laws, regulations, rulings, and decisions now in effect, all of which are subject to change. State and local income tax consequences are not discussed and may vary from locality to locality.

Exchange.  The exchange of Eligible Options should be treated as a non-taxable exchange.

Nonqualified Stock Options.  New Options will be issued as non-qualified options under U.S. tax laws. As such, there will be no federal income tax consequences to the optionee or the Corporation upon the grant of the nonqualified stock option. When the optionee exercises a nonqualified option, however, he or she will recognize ordinary income in an amount equal to the excess of the fair market value of the stock received upon exercise of the option at the time of exercise over the exercise price. The Corporation will be allowed a corresponding federal income tax deduction. Any gain that the optionee realizes when he or she later sells or disposes of the option shares will be short-term or long-term capital gain, depending on how long the shares were held.

Code Section 409A.  If an equity award is subject to Section 409A of the Code, and if the requirements of Section 409A are not met, the award may be subject to the imposition of additional taxes and penalties. Stock options, including the New Options, granted under the 2005 Equity Incentive Plan, are equity awards designed to be exempt from Code Section 409A. However, if the New Options are determined not to be exempt, they may be subject to such early taxation and penalties.

Tax Withholding.  The Corporation has the right to deduct or withhold, or require a participant to remit to the Corporation, an amount sufficient to satisfy federal, state, and local taxes (including employment taxes) required by law to be withheld with respect to any exercise, lapse of restriction, or other taxable event arising as a result of the 2005 Equity Incentive Plan.

Potential Modifications of Terms to Comply with Governmental or Other Requirements

The terms of the Exchange Program will be described in an Exchange Offer that will be filed with the SEC. It is possible that the SEC will require material modification of the terms of the Exchange Program. Consequently, the Corporation may be required to alter the terms of the Exchange Program to comply with SEC comments. The Corporation also reserves the right, in its sole discretion, to suspend, modify, or terminate the Exchange Program at any time for any reason prior to the Closing Date.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE EXCHANGE PROGRAM.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information regarding securities authorized for issuance under the Corporation’s equity compensation plans as of December 31, 2007.

Number of
	Number of			Securities Remaining
	Securities to be			Available for
	Issued Upon		Weighted Average	Future Issuance
	Exercise of		Exercise Price of	Under Equity
	Outstanding		Outstanding	Compensation Plans
	Options, Warrants,		Options, Warrants,	(Excluding Securities
Plan category	and Rights		and Rights	Reflected in Column (a))
	(a)		(b)	(c)

Equity compensation plans approved by security holders	973,598	(1)	$20.26	3,032,959	(2)(3)
Equity compensation plans not approved by security holders	2,001,487	(4)(5)	$3.10	—

Total	2,975,085		$8.72	3,032,959

(1)	Includes securities to be issued upon exercise under the Builders FirstSource, Inc. 2005 Equity Incentive Plan, approved by the Corporation’s stockholders in June 2005.

(2)	Includes securities remaining available for issuance pursuant to the 2005 Equity Incentive Plan, approved by the Corporation’s stockholders in June 2005. Of these awards, at December 31, 2007, 496,890 were available to be made subject to stock-based awards other than options or SARs. Under the 2005 Equity Incentive Plan, the Corporation is authorized to grant stock-based awards in the form of incentive stock options, non-qualified stock options, restricted stock, and other common stock-based awards. The maximum number of shares of Common Stock reserved for the grant of awards under the 2005 Equity Incentive Plan is 2,200,000, subject to adjustment as provided by the plan. No more than 2,200,000 shares may be made subject to options or stock appreciation rights (“SARs”) granted under the plan. No more than 1,100,000 shares of Common Stock may be made subject to stock-based awards other than options or SARs. Stock options and SARs granted under the 2005 Equity Incentive Plan may not have a term exceeding 10 years from the date of grant. If our Board of Directors determines that any dividend or other distribution, recapitalization, stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, or other similar corporate transaction or event affects our Common Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of participants’ rights under the plan, our Board of Directors will make such changes or adjustments as it deems necessary or appropriate including with respect to any or all of (i) the number and kind of shares or other property that may thereafter be issued in connection with awards, (ii) the number and kind of shares or other property subject to outstanding awards, (iii) the exercise or purchase price of any award, and (iv) the performance goals applicable to outstanding awards. In addition, our Board of Directors may determine that an equitable adjustment may take the form of a payment to an award holder in the form of cash or other property.

(3)	Includes securities remaining available for issuance pursuant to the 2007 Incentive Plan, approved by the Corporation’s stockholders in May 2007. Of these awards, at December 31, 2007, 1,160,666 were available to be made subject to stock-based awards other than options or SARs. Under the 2007 Incentive Plan, the Corporation is authorized to grant stock-based awards in the form of incentive stock options, non-qualified stock options, restricted stock, and other common stock-based awards. The maximum number of shares of Common Stock reserved for the grant of awards under the 2007 Incentive Plan is 2,500,000, subject to adjustment as provided by the plan. No more than 2,500,000 shares may be made subject to options or stock appreciation rights (“SARs”) granted under the plan. No more than 1,250,000 shares of Common Stock may be made subject to stock-based awards other than options or SARs under the plan. Stock options and SARs granted under the 2007 Incentive Plan may not have a term exceeding 10 years from the date of grant. If our Board of Directors determines that any dividend or other distribution, recapitalization, stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, or other similar corporate transaction or event affects our Common Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of participants’ rights under the plan, our Board of Directors will make such changes or adjustments as it deems necessary or appropriate including with respect to any or all of (i) the number and kind of shares or other property that may thereafter be issued in connection with awards, (ii) the number and kind of shares or other property subject to outstanding awards, (iii) the exercise or purchase price of any award, and (iv) the performance goals applicable to outstanding awards. In addition, our Board of Directors may determine that an equitable adjustment may take the form of a payment to an award holder in the form of cash or other property.

(4)	Includes securities to be issued upon exercise under the Builders FirstSource, Inc. 1998 Stock Incentive Plan, as amended. No grants were made under this plan after the Corporation’s initial public offering. No further grants will be made under this plan.

(5)	Includes 100,000 shares of Common Stock to be issued pursuant to the exercise of certain options granted in 1999 to an accredited investor who is an employee pursuant to a certain Nonqualified Stock Option Agreement in connection with an acquisition.

PROPOSAL 3 — RATIFICATION OF SELECTION OF AUDITORS

Based upon the recommendation of the Audit Committee, the Board of Directors has selected PricewaterhouseCoopers LLP (“PWC”) to serve as the Corporation’s independent registered public accounting firm for the year ending December 31, 2008. As a matter of good corporate governance, the stockholders will be requested to ratify the Audit Committee’s selection at the annual meeting. Representatives of PWC will be present at the annual meeting, have the opportunity to make a statement, if they desire to do so, and be available to answer appropriate questions.

Fees Paid to PricewaterhouseCoopers LLP

The following table shows the fees paid or accrued by the Corporation for the audit and other services provided by PWC for fiscal years 2007 and 2006:

	2007	2006

Audit fees(1)	$2,185,618	$4,253,782
Audit-related fees(2)	516,187	250,015
Tax fees(3)	248,471	504,768
All other fees	1,599	—

Total PWC fees	$2,951,875	$5,008,565

(1)	Audit fees of PWC for 2007 and 2006 consisted of the audit and quarterly reviews of the consolidated financial statements of the Corporation, the audit of the effectiveness of management’s internal control over financial reporting, and the review of filings made with the SEC.

(2)	Audit-related fees include, among other items, accounting advisory fees related to financial accounting matters and mergers and acquisitions.

(3)	Tax fees include assistance with the preparation of tax returns of certain of the Corporation’s subsidiaries and assistance with audits, as well as tax planning and advising management as to the tax implications of certain transactions undertaken by the Corporation.

The Audit Committee has determined that the provision of services related to audit services, audit-related services, tax compliance, advisory services, and other services is compatible with maintaining the independence of PWC. PWC did not render professional services relating to financial information systems design and implementation for the fiscal years ended December 31, 2006 or 2007.

The Audit Committee has the sole and direct authority to engage, appoint, and replace our independent auditors. In addition, the Audit Committee has established in its charter a policy that every engagement of PWC to perform audit or permissible non-audit services on behalf of the Corporation or any of its subsidiaries requires pre-

approval from the Audit Committee or its designee before PWC is engaged to provide those services. Pursuant to the Audit Committee Charter, the Audit Committee reviews and, in its sole discretion, approves in advance the Corporation’s independent auditors’ annual engagement letter, including the proposed fees contained therein, as well as all audit and, as provided in the Sarbanes-Oxley Act of 2002 and the SEC rules and regulations promulgated thereunder, all permitted non-audit engagements and relationships between the Corporation and such independent auditors (which approval should be made after receiving input from the Corporation’s management, if desired). Approval of audit and permitted non-audit services will be made by the Audit Committee, as set forth in the Audit and Non-Audit Services Pre-Approval Policy (the “Pre-Approval Policy”). Under the Pre-Approval Policy, the Audit Committee may delegate either specific or general pre-approval authority to one or more of its members. The Pre-Approval Policy delegates specific pre-approval authority to its Chairman, provided that the estimated fee for any such proposed pre-approved service does not exceed $125,000 per service or $250,000 in the aggregate. The Chairman must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Under the Pre-Approval Policy, the Audit Committee must specifically pre-approve a service unless the type of service has received general pre-approval. The Audit Committee annually reviews and generally pre-approves the services that may be provided by the independent auditor during the following calendar year without obtaining specific pre-approval from the Audit Committee. The Corporation’s Chief Financial Officer, in consultation with the Chairman of the Audit Committee, will determine whether services are eligible for general pre-approval. The general pre-approved amounts are $400,000 for audit services, $400,000 for audit-related services, $500,000 for tax services, and $200,000 for other services. The amounts in the first three categories are subject to additional sub-limits on types of services. The Audit Committee may specifically pre-approve any services in these categories that exceed the permitted general pre-approval amounts.

As a result, the Audit Committee or its designee approved 100% of all services performed by PWC on behalf of the Corporation and its subsidiaries.

If the stockholders do not ratify the appointment of PWC, the selection of independent auditors will be reconsidered by the Audit Committee. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm, subject to ratification by the Board, at any time during the year if it determines that such a change would be in the best interests of the Corporation and its stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF APPOINTMENT OF AUDITORS.

STOCKHOLDER PROPOSALS

Pursuant to SEC Rule 14a-8, to be considered for inclusion in the Corporation’s Proxy Statement for the 2009 annual meeting, any stockholder proposal submitted must be received by the Corporate Secretary not later than December 10, 2008. In addition, subject to SEC Rule 14a-8, our By-laws provide that no business may be brought by a stockholder before an annual meeting of stockholders unless the stockholder (i) is a stockholder of record on the date of the notice of meeting (or any supplement thereto) provided by or at the direction of the Board of Directors (or any duly authorized committee thereof) and is entitled to notice of and to vote at such annual meeting as of such record date, (ii) has delivered to the Corporate Secretary within the time limits described in the By-laws a written notice containing the information specified in the By-laws, and (iii) such notice is in the proper form as set forth in Article II, Section 5 of the By-laws. Accordingly, in order for a stockholder’s proposal (other than one included in the Proxy Statement pursuant to SEC Rule 14a-8) to be considered timely and to be brought during the 2009 annual meeting pursuant to the Corporation’s By-laws, the required written notice must be received by the Corporate Secretary on or after January 22, 2009 but no later than February 21, 2009. A copy of the By-laws may be obtained on the Governance section of our website at www.bldr.com or by written request to the Corporate Secretary, Builders FirstSource, Inc., 2001 Bryan Street, Suite 1600, Dallas, Texas 75201, United States of America.

REDUCE PRINTING AND MAILING COSTS

To reduce the expenses of delivering duplicate proxy materials, we may take advantage of the SEC’s “householding” rules that permit us to deliver only one set of proxy materials to stockholders who share an address, unless otherwise requested. If you share an address with another stockholder and have received only one set of proxy materials, you may request a separate copy of these materials at no cost to you by calling our Legal Department at (214) 880-3500, by e-mail at inforequest@bldr.com, or by written request to the Corporate Secretary, Builders FirstSource, Inc., 2001 Bryan Street Suite 1600, Dallas, Texas 75201. For future annual meetings, you may request separate voting materials, or request that we send only one set of proxy materials to you if you are receiving multiple copies, by calling or writing to us at the phone number and address given above.

Stockholders may help us to reduce printing and mailing costs further by opting to receive future proxy materials by e-mail. This Notice of Annual Meeting and Proxy Statement and our 2007 Annual Report on Form 10-K are available on our website at www.bldr.com. Instead of receiving future copies of our proxy statement and annual report materials by mail, most stockholders can elect to receive an e-mail that will provide electronic links to them. Opting to receive your proxy materials online will save us the cost of producing and mailing documents to your home or business and also will give you an electronic link to the proxy voting site.

Stockholders of Record.  If you vote on the internet at www.proxyvote.com, simply follow the prompts for enrolling in the electronic proxy delivery service.

Beneficial Owners.  If you hold your shares in a brokerage account, you may also have the opportunity to receive copies of these documents electronically. Please check the information provided in the proxy materials mailed to you by your bank or other holder of record regarding the availability of this service.

OTHER MATTERS

The Board of Directors knows of no other matters to be acted upon at the meeting, but if any matters properly come before the meeting that are not specifically set forth on the proxy card and in this Proxy Statement, it is intended that the persons voting the proxies will vote in accordance with their best judgments.

By Order of the Board of Directors,

Donald F. McAleenan
Corporate Secretary

April 9, 2008

Builders FirstSource, Inc. and the Builders FirstSource logo are trademarks or service marks of an affiliate of Builders FirstSource, Inc. © 2008 Builders FirstSource, Inc. All rights reserved.

ADMISSION TICKET
Annual Meeting of Stockholders
of
Builders FirstSource, Inc.
Thursday, May 22, 2008
9:00 a.m. Eastern Time
Marriott East Side Hotel
525 Lexington Avenue
New York, New York
This ticket admits only the stockholder(s) whose name(s) is/are printed on the front of this proxy card.
Please bring this admission ticket and a government issued photo identification card with you if you are attending the meeting.

YOUR VOTE IS IMPORTANT
Whether or not you plan to personally attend the Annual Meeting, please promptly vote over the Internet, by telephone, or by mailing in the proxy card. Voting by any of these methods will ensure your representation at the Annual Meeting if you choose not to attend in person. Voting early will not prevent you from voting in person at the Annual Meeting if you wish to do so. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement.

BUILDERS FIRSTSOURCE, INC.
This Proxy is Solicited on Behalf of the Board of Directors
of Builders FirstSource, Inc.

The undersigned hereby appoints Charles L. Horn and Donald F. McAleenan, or any of them, proxies, each with full power of substitution, to vote the shares of the undersigned at the Annual Meeting of Stockholders of Builders FirstSource, Inc. on May 22, 2008, and any adjournments thereof, upon all matters as may properly come before the meeting. Without otherwise limiting the foregoing general authorization, the proxies are instructed to vote as indicated herein.
You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE. You need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations in the Proxy Statement: for all nominees for election of directors and for Proposal 2 and Proposal 3. If any other matters properly come before the meeting that are not specifically set forth on the proxy card and in the Proxy Statement, it is intended that the persons voting the proxies will vote in accordance with their best judgments. The proxies cannot vote your shares unless you sign and return this card or vote electronically over the Internet or via the toll-free telephone number.

BUILDERS FIRSTSOURCE, INC.
2001 BRYAN STREET - SUITE 1600
DALLAS, TX 75201
YOUR VOTE IS IMPORTANT
VOTE BY INTERNET/TELEPHONE
24 HOURS A DAY, 7 DAYS A WEEK
VOTE BY INTERNET -www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 21, 2008. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Builders FirstSource, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards, and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 21, 2008. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Builders FirstSource, Inc., c/o Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	BLDRS1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BUILDERS FIRSTSOURCE, INC.			For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
			All	All	Except
Vote on Directors
1.	Election of Directors
	Nominees:		☐	☐	☐
01) Paul S. Levy, 02) David A. Barr,
03) Cleveland A. Christophe, and 04) Craig A. Steinke

Vote on Proposals								For	Against	Abstain

2.
Approval of the proposed exchange of outstanding stock options issued under the Corporation’s equity incentive plans having an exercise price equal to or greater than $17.90 per share for new options for the same number of shares with new vesting requirements and term and an exercise price set at the current market price on the date of grant.
								☐	☐	☐

3.	Ratification of the appointment of PricewaterhouseCoopers LLP as the Corporation’s Independent Registered Public Accounting Firm for the year 2008.							☐	☐	☐

Transact such other matters as may properly come before the meeting.

			Yes	No

Please indicate if you plan to attend this meeting.			☐	☐

(NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person.)

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date